Exhibit 10.6

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

BEHRINGER HARVARD MOCKINGBIRD COMMONS, LLC

AS SELLER

AND

THI VI DALLAS MOCKINGBIRD LLC

AS PURCHASER

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Table of Contents

(continued)

ARTICLE VI Actions Pending Closing		11
6.1	Conduct of Business; Maintenance and Operation of Property	11
6.2	Title	11
6.3	Survey	12
6.4	Cooperation	12
6.5	Service Contracts; Equipment Leases; Space Leases	13
6.6	Liquor License	13
6.7	Inspection	14
6.8	Feasibility Period	16
6.9	Existing Loan	17
6.10	WARN Act	17
6.11	Tax Clearance Certificate	18
6.12	Termination of Manager	18

ARTICLE VII Purchaser's Conditions Precedent to Closing		18
7.1	Representations and Warranties	18
7.2	Covenants of Seller	18
7.3	Termination of Existing Management Agreement	19
7.4	Title	19
7.5	Approval of Assumption of Existing Loan	19
7.6	Failure of Condition	19

ARTICLE VIII Seller's Conditions Precedent to Closing		19
8.1	Representations and Warranties	19
8.2	Covenants of Purchaser	19
8.3	Purchase Price	19
8.4	Approval of Assumption of Existing Loan	19
8.5	Failure of Condition	20

ARTICLE IX Closing Deliveries		20
9.1	Deed	20
9.2	Bill of Sale	20
9.3	Assignment of Permits and Licenses	20
9.4	Assignment of Service Contracts, Rooms Agreements and Equipment Leases	20
9.5	FIRPTA Certificate	20
9.6	Assignment of Space Leases and Brackets Lease	20
9.7	Assignment of Consulting Agreement	20
9.8	Closing Statement	20
9.9	Loan Assumption Documents	21
9.10	Termination of Excluded Contracts	21
9.11	Assignment of Declarant's Rights	21
9.12	Resignation of Directors	21
9.13	Estoppels	21
9.14	Termination of Existing Management Agreement	21
9.15	Consents	21
9.16	Original Documents	21

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Table of Contents

(continued)

9.17	Other Documents	21
9.18	Possession; Keys, Guest and Sales Information	21
9.19	Purchase Price	21

ARTICLE X Default		22
10.1	Purchaser's Default	22
10.2	Seller's Default	22

ARTICLE XI RELEASE/Indemnification		23
11.1	"AS-IS" CONVEYANCE	23
11.2	Agreement to Indemnify	25
11.3	Notice and Cooperation on Indemnification	25

ARTICLE XII Casualty or Condemnation		26

ARTICLE XIII Apportionments		26
13.1	Apportionments	26
13.2	Deposits	27
13.3	Room Revenue	27
13.4	Accounts Receivable; Accounts Payable	27
13.5	Food and Beverage Revenue; Vending Machine Revenue	28
13.6	Guests’ Property	28
13.7	Accounting	28
13.8	Employee Compensation	28
13.9	Existing Loan	29
13.10	Post-Closing True-Up	29
13.11	Gift Certificates	29

ARTICLE XIV Miscellaneous		30
14.1	Survival	30
14.2	Assignment	30
14.3	Consents	30
14.4	Applicable Law	30
14.5	Headings; Exhibits and Schedules	30
14.6	Notices	30
14.7	Limitation on Liability	31
14.8	Waiver	32
14.9	Partial Invalidity	32
14.10	Entire Agreement	32
14.11	Time is of the Essence	32
14.12	Waiver of Jury Trial	32
14.13	Counterparts	32
14.14	Brokerage	32
14.15	Time for Performance	32
14.16	No Public Disclosure	33
14.17	Recordation	33

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Definitions

The following capitalized terms used in this Agreement are defined in the sections indicated below:

Accountants	Section 13.7
Accounts Receivable	Section 1.2
Additional Deposit	Section 2.3
Affiliate	Section 3.14(a)
Agreement	Introduction
Apportionment Date	Section 13.1
Appurtenances	Section 1.1
Brackets Lease	Section 6.5
Brackets TI/LC Amount	Section 6.5
Closing	Section 5.1
Closing Date	Section 5.1
Closing Statement	Section 9.8
Confidential Information	Section 6.7(d)
Consents	Section 6.8(a)
Consent Notice	Section 6.8(a)
Consent Notice Deadline	Section 6.8(a)
Consent Termination Notice	Section 6.8(a)
Consulting Agreement	Section 6.1(b)
Continuing Employees	Section 6.10(a)
Contract Date	Introduction
Conversion Kitchen Equipment	Section 1.2
Cut-Off Time	Section 13.1
Deed	Section 9.1
Deposit	Section 2.3
Due Diligence Materials	Section 6.7(a)
Equipment Leases	Section 1.3
Escrow Agent	Section 2.1
Escrow Instructions	Section 2.3
Encumbrances	Section 6.2(a)
Environmental Laws	Section 3.11(a)
Environmental Reports	Section 3.11(b)
Excluded Contracts	Section 6.8(c)
Excluded Personal Property	Section 1.2
Existing Lender	Section 2.4(a)
Existing Loan	Section 2.4(a)
Existing Loan Assumption Fees	Section 2.4(a)
Existing Loan Documents	Section 3.14(a)
Existing Management Agreement	Section 3.13
FF&E	Section 1.2
Feasibility Period	Section 6.8(b)
Fixed Asset Supplies	Section 1.2
Gift Certificate Schedule	Section 13.11

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Hazardous Materials	Section 3.11(a)
Hotel Employees	Section 6.10(a)
Improvements	Section 1.1
Initial Deposit	Section 2.3
Inventories	Section 1.2
Investigation Claims	Section 6.7(e)
Land	Section 1.1
Lender	Section 2.4(a)
Liquor Entity	Section 6.4
Loan Assumption Documents	Section 7.5
Loan Assumption Term Sheet	Section 2.4(a)
Loan Prepayment	Section 2.4(c)
Management Termination Fee	Section 6.12
Manager	Section 1.2
Manager Acknowledgment	Section 6.12
Permitted Exceptions	Section 6.2(b)
Permitted Outside Parties	Section 6.7(d)
Person	Section 3.15
Personal Property	Section 1.2
Pre-Closing Loan Default	Section 3.14(b)
Property	Article I
PTO Credit	Section 13.8
Purchase Price	Section 2.1
Purchaser	Introduction
Purchaser Investigations	Section 6.7(a)
Purchaser Reports	Section 6.7(a)
Purchaser Representatives	Section 6.7(a)
Real Property	Section 1.1
Restaurant Conversion	Section 6.1(b)
Rooms Agreements	Section 1.3
Seller	Introduction
Seller Investigation Indemnified Parties	Section 6.7(e)
Service Contracts	Section 1.3
Space Leases	Section 1.3
Termination Notice	Section 6.8(b)
Tesar Entity	Section 6.1(b)
Title Commitment	Section 6.2(a)
Title Company	Section 6.2(a)
Title Objection Notice	Section 6.2(b)
Title Policy	Section 6.2(a)
True-Up	Section 13.10
Uniform System of Accounts	Section 1.2
WARN Act	Section 6.10(a)

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is executed as of the 6th day of May, 2014 (the "Contract Date") by and between BEHRINGER HARVARD MOCKINGBIRD COMMONS, LLC, a Delaware limited liability company (the "Seller"), and THI VI DALLAS MOCKINGBIRD LLC, a Delaware limited liability company (the "Purchaser").

ARTICLE I

Sale

Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to buy from Seller the following (collectively, the “Property”):

1.1           Real Property. That certain parcel of land situated in Dallas, Texas located at 5300 and 5330 East Mockingbird Lane, as described on Exhibit A attached hereto (the "Land"), including all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining each such parcel to the center line thereof, all water and mineral rights, development rights and all easements, rights and other interests appurtenant thereto (the "Appurtenances"), and together with all buildings and other improvements that are located thereon currently operated as a hotel and retail facility, including, without limitation, all elevators, escalators, furnaces, heating, ventilating and air-conditioning systems and equipment, fixtures, electrical equipment, fire prevention and extinguishing apparatus located therein (the "Improvements"). The Land, the Appurtenances, the Improvements and Seller's development rights in connection with the foregoing collectively are referred to herein as the "Real Property."

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1.2           Personal Property. All of Seller's right, title and interest, if any, in the following personalty: (a) all furniture, furnishings, fixtures (other than those which are part of the Improvements), machinery, signage, plans, drawings, works of art, rugs, mats, carpeting, appliances, devices, engines, telephone and other communications equipment, televisions and other video equipment, plumbing fixtures, kitchen equipment (including, without limitation, remaining equipment, if any, removed from the former Central 214 restaurant in connection with the Restaurant Conversion which Seller shall use reasonable efforts to deliver to Purchaser at Closing (the “Conversion Kitchen Equipment”)) and other equipment located in or related to the Real Property (collectively, the "FF&E"); (b) all computer equipment located in the Real Property and all computer software used at the Real Property, subject to the terms of any applicable license agreements, (c) all items included within the definition of "Property and Equipment" under the Uniform System of Accounts for the Lodging Industry, Tenth Revised Edition, as published by the Hotel Association of New York City, Inc. (the "Uniform System of Accounts"), including, without limitation, linen, china, glassware, tableware, uniforms and similar items, whether in use or held in stock for future use, in connection with the operation of the Real Property, subject to such depletion and including such resupplies prior to the Closing Date as shall occur in the ordinary course of business (the "Fixed Asset Supplies"); (d) all "Inventories" as defined in the Uniform System of Accounts, such as provisions in storerooms, refrigerators, pantries, and kitchens, all food and beverages (alcoholic and non-alcoholic) which are located at the Real Property, whether opened or unopened, other merchandise intended for sale or resale, fuel, mechanical supplies, stationery, guest supplies, maintenance and housekeeping supplies and other expensed supplies and similar items (the "Inventories"), provided that to the extent that any applicable law prohibits the transfer of alcoholic beverages from Seller to Purchaser, such beverages shall not be considered a part of Inventories; (e) the aggregate amount of any deposits received by Seller (whether paid in cash or by credit card) as a down payment for reservations made for rooms, banquets, meals or other services to be supplied from and/or after the Closing Date; (f) to the extent in Seller's (or its agents' or Affiliates’) possession, surveys, architectural, consulting and engineering blueprints, plans and specifications and drawings related to the Real Property, all telephone numbers, all non-proprietary customer and guest lists, databases and information and any goodwill of Seller; (g) all trade names used exclusively in connection with the operation of the Real Property, (h) subject to Section 13.4(a), the accounts receivable related to the Property (the “Accounts Receivable”), and (i) any and all other items of personalty located on, or used in connection with the operation of, the Real Property, (all of the foregoing, collectively, the "Personal Property"). The Personal Property specifically excludes (i) all property of guests; (ii) all items, except for Conversion Kitchen Equipment, if any, owned by Kimpton Hotel & Restaurant Group, LLC, a Delaware limited liability company ("Manager") or any affiliates of Manager, and tenants under the Space Leases; (iii) all tax deposits, utility deposits and other deposits held by parties other than Seller, except for any transferable deposits assigned to Purchaser, for which Seller is to be reimbursed as herein provided; (iv) any tax, insurance, FF&E, capital improvement and/or other escrows, impounds or reserves held by Manager or any other party, except to the extent such items are specifically assigned to Purchaser and for which Seller is reimbursed, and except for the Brackets TI/LC Amount which shall be assigned to Purchaser without reimbursement to Seller; (vi) all cash (including cash on hand) and cash equivalents, checks, drafts, notes and other evidence of indebtedness held at the Real Property on the Closing Date, and any balances on deposit with banking institutions relating to the Real Property (subject to the provisions of Section 13.9), including amounts held in "house banks"; and (vii) any right of Seller in and to any agreement with Manager or any Service Contracts or any other agreements that are not assignable without consent, for which Purchaser and Seller have not obtained consent prior to Closing (collectively, the "Excluded Personal Property").

1.3           Contracts and Leases. All of Seller's right, title and interest, if any, under (a) the leases of vehicles, equipment, furnishings or other personal property located at, and used in connection with, the operation of the Real Property, to the extent assignable (the "Equipment Leases"); (b) the service, maintenance and other agreements in connection with the operation of the Real Property identified in Exhibit B attached hereto, to the extent assignable (the "Service Contracts"); (c) the leases, licenses, concessions and other agreements granting any occupancy, possessory or entry rights in or to the Real Property, identified in Exhibit C attached hereto (the "Space Leases"), including any prepaid rents or deposits held by Seller (or Manager) thereunder; and (d) the corporate, airline, bus, tour operator, barter and similar agreements identified in Exhibit D attached hereto, pursuant to which third parties have been given certain rights to rooms or services at the Real Property from and/or after the Closing Date (the "Rooms Agreements"), but specifically excluding the Excluded Contracts.

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ARTICLE II

Purchase Price

2.1           Purchase Price. In accordance with the terms of this Agreement, Seller shall sell and Purchaser shall buy the Property for a total purchase price of FORTY-EIGHT MILLION AND NO 100THS Dollars ($48,000,000.00), subject to Purchaser's assumption of the Existing Loan pursuant to Section 2.4 and adjustment as described in Article XIII below (the "Purchase Price"), payable to Seller on the Closing Date by wire transfer to First American Title Insurance Company, Attn: Jennifer D. Panciera, as agent for the Title Company (the "Escrow Agent").

2.2           Allocation of Purchase Price. The Purchase Price shall be allocated among the Real Property and various items of Personal Property as set forth on Exhibit E attached hereto. The parties agree that this allocation has been arrived at by a process of arm's-length negotiations, including, without limitation, the parties' best judgment as to the fair market value of each respective asset, and the parties specifically agree to the allocation as final and binding, and will consistently reflect those allocations on their respective federal, state and local tax returns, including any state, county and other local transfer or sales tax declarations or forms to be filed in connection with this transaction, which obligations shall survive the Closing.

2.3           Deposit. Within one (1) business day following the Contract Date, Purchaser shall deliver to Escrow Agent a deposit (together with any interest earned thereon, the "Initial Deposit") in the amount of One Million and No 100ths Dollars ($1,000,000.00), comprised of immediately available funds. In addition, unless Purchaser timely delivers a Termination Notice in accordance with Section 6.8(b), no later than one (1) day after the expiration of the Feasibility Period, Purchaser shall deliver to Escrow Agent, in immediately available funds, an additional amount of One Million and No 100ths Dollars ($1,000,000.00) (together with any interest earned thereon, the "Additional Deposit"). The Initial Deposit and the Additional Deposit (if posted) are referred to herein as the "Deposit". Escrow Agent shall hold the Deposit in accordance with the form of escrow instructions (the "Escrow Instructions") attached hereto as Exhibit F. Purchaser acknowledges and agrees that unless Purchaser timely delivers a Termination Notice in accordance with Section 6.8(b), then from and after the expiration of the Feasibility Period, the Deposit shall be deemed to be non-refundable to Purchaser except as otherwise provided in this Agreement. At Closing, the amount of the Deposit shall be applied to and credited against payment of the Purchase Price.

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2.4           Assumption of Existing Loan.

(a)          Unless Purchaser elects the Loan Prepayment, a portion of the Purchase Price shall be deemed paid by Purchaser acquiring title to the Property encumbered by, and Purchaser's assumption of, the mortgage loan in the initial principal amount of Thirty-One Million and No/100 Dollars ($31,000,000.00) made by Great American Life Insurance Company (the "Lender", and together with any servicer of the Existing Loan, collectively referred to herein as the "Existing Lender") to Seller on December 20, 2012 (the "Existing Loan"). At Closing, unless Purchaser elects the Loan Prepayment pursuant to Section 2.4(c) below, the amount of the then outstanding principal balance of the Existing Loan shall be applied and credited toward the payment of the Purchase Price. Promptly following the Contract Date, Seller shall (i) notify the Existing Lender of its desire to transfer the Property subject to the Existing Loan, (ii) introduce Purchaser to the Existing Lender and (iii) work in good faith with Purchaser and Existing Lender to obtain, prior to the Consent Notice Deadline, information from the Existing Lender regarding the terms upon which an assignment of the Existing Loan would be approved. After the Consent Notice Deadline, if this Agreement remains in effect, Purchaser shall commence the application process required by the Existing Lender for the assumption of the Existing Loan, together with the assumption and application fee(s), if any, required to process the Purchaser's proposed assumption of the Existing Loan, and Purchaser and Seller shall thereafter diligently pursue said assignment and assumption of the Existing Loan. Prior to the expiration of the Feasibility Period, Purchaser and Seller shall use good faith efforts to obtain a term sheet approved by Purchaser and Seller in their reasonable discretion or other written evidence provided by Existing Lender (A) confirming that Purchaser's assumption of the Existing Loan has been approved and will be consummated on or prior to the Closing Date, and (B) setting forth the material terms and conditions upon which Existing Lender has agreed to approve Purchaser's assumption of the Existing Loan and release all obligations of Seller and any guarantors of the Existing Loan, including, without limitation, the amount of any assumption and application fees and the identity of any guarantors and/or indemnitors which are to replace the current guarantors and/or indemnitors under the Existing Loan (the "Loan Assumption Term Sheet"). For the avoidance of doubt, Seller shall only have approval rights over that portion of the Loan Assumption Term Sheet that sets forth the terms and conditions of the aforementioned release of Seller and any guarantors of the Existing Loan. Purchaser shall provide Seller with copies of all material correspondence (omitting any information which is confidential or proprietary in nature) between Purchaser and Existing Lender relating to the status of the request to assume the Existing Loan. If Purchaser's assumption of the Existing Loan is approved by Existing Lender upon the terms and conditions set forth in the Loan Assumption Term Sheet, Purchaser shall be solely responsible for the payment of any and all assumption fees and other expenses (including legal fees) charged by the Existing Lender relating to the assumption of the Existing Loan (the "Existing Loan Assumption Fees").

(b)          Notwithstanding anything to the contrary contained herein, unless Purchaser elects the Loan Prepayment pursuant to Section 2.4(c) below (in which case the termination right of Purchaser set forth in this paragraph shall not be applicable), Purchaser shall have the right to terminate this Agreement if (i) at any time, the Existing Lender has indicated in writing that it has disapproved or will not consent to the assumption of the Existing Loan by Purchaser (provided that Purchaser shall deliver such termination notice to Seller within five (5) business days of Purchaser's receipt of such written notice); or (ii) the Existing Lender fails to approve the assumption of the Existing Loan by Purchaser upon the terms and conditions agreed to by Purchaser, Seller and Existing Lender as set forth in the Loan Assumption Term Sheet. If Purchaser terminates this Agreement pursuant to this Section 2.4(b), then neither Seller nor Purchaser shall have any further obligation under this Agreement except for those obligations which expressly survive the termination of this Agreement, and the Deposit shall be promptly refunded to Purchaser. Purchaser shall provide to Seller a copy of any written notices or other correspondence received by Purchaser from Existing Lender which indicate that Existing Lender may not approve or consent to the assumption of the Existing Loan by Purchaser.

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(c)          Purchaser may elect not to assume the Existing Loan at Closing and remit to Seller cash in the full amount of the Purchase Price, in which case Seller will pay the Existing Loan in full at Closing (the "Loan Prepayment"); provided, however, Purchaser shall be solely responsible for the payment of any and all prepayment fees and other expenses (including legal fees) charged by the Existing Lender relating to the Loan Prepayment. Purchaser shall deliver written notice to Seller on or before the expiration of the Feasibility Period stating whether Purchaser has chosen to assume the Existing Loan or has chosen Loan Prepayment. If Purchaser does not provide such notice prior to the end of the Feasibility Period, Purchaser shall be deemed to have chosen (i) Loan Prepayment, if no Loan Assumption Term Sheet has been agreed upon and executed by Purchaser, Seller and Existing Lender prior to the end of the Feasibility Period, or (ii) assumption of the Existing Loan, if a Loan Assumption Term Sheet has been agreed upon and executed by Purchaser, Seller and Existing Lender prior to the end of the Feasibility Period. Promptly following Purchaser’s election or deemed election not to assume the Existing Loan, Seller shall give notice of prepayment to the Existing Lender and, subject to Purchaser's payment of the prepayment fees and other expenses relating to the Loan Prepayment as set forth herein, Seller shall deliver title to the Property at Closing free and clear of any Encumbrance relating to or securing the Existing Loan. Notwithstanding anything in this Agreement to the contrary, if the Existing Lender requires that the Closing occur on a particular date in order to allow Loan Prepayment or assumption of the Existing Loan, the Closing Date may be extended for up to thirty (30) days in order to accommodate such requirement.

ARTICLE III

Seller's Representations, Warranties and Covenants

In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to, and covenants with, Purchaser as follows, as of the Contract Date and as of the Closing Date:

3.1           Good Standing. Seller is a limited liability company organized, validly existing and in good standing under the laws of Delaware and is qualified to do business and in good standing in the State of Texas.

3.2           Title. Seller has good and marketable title to the FF&E, Fixed Asset Supplies, and Inventories, specifically excluding any Excluded Personal Property, which shall be subject only to the Permitted Exceptions as of the Closing Date. Seller has not previously assigned any interest in the Accounts Receivable that shall be assigned to Purchaser pursuant to Section 13.4(a).

3.3           Due Authorization. Subject to obtaining the Consents, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all requisite limited liability company actions of Seller (none of which actions have been modified or rescinded, and all of which actions are in full force and effect). Subject to obtaining the Consents, this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

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3.4           No Violations or Defaults. Seller has received no written notice of an uncured violation or default under any agreement with any third party, or under any judgment, order, decree, rule or regulation of any court, arbitrator, administrative agency or other governmental authority to which it may be subject, which violation or default will, in any one case or in the aggregate, materially adversely affect the ownership or operation of the Property or Seller's ability to consummate the transactions contemplated hereby. Subject to obtaining the Consents, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) violate any law or any order of any court or governmental authority with proper jurisdiction; (b) result in a breach or default under any Space Lease or provision of the organizational documents of Seller; (c) require any consent, or approval or vote of any court or governmental authority or of any third person or entity that, as of the Closing Date, has not been given or taken, and does not remain effective; or (d) result in any Encumbrance, other than a Permitted Exception, against the Property.

3.5           Bankruptcy. Seller is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets.

3.6           Space Leases. There are no leases, licenses, concessions or any other agreements giving anyone other than Seller and transient hotel guests a right to use or occupy any Property or any part thereof, except for the Space Leases. To the actual knowledge of Seller, each of the Space Leases is in full force and effect and there are no presently existing defaults thereunder. Unaltered copies of each Space Lease identified on Exhibit C, to the extent in the possession or control of Seller, Seller’s Affiliates or Manager, have been made available to Purchaser.

3.7           Equipment Leases, Service Contracts and Rooms Agreements. Unaltered copies of each of the Equipment Leases, Service Contracts and Rooms Agreements identified on Exhibits H, B and D, respectively, to the extent in the possession or control of Seller, Seller’s Affiliates or Manager, have been made available to Purchaser. To the actual knowledge of Seller, each of the Equipment Leases, Service Contracts and Rooms Agreements are in full force and effect and there are no presently existing defaults thereunder.

3.8           Litigation. There are no actions, suits, arbitrations, governmental investigations or other proceedings pending, or to Seller's actual knowledge, threatened, against Seller or affecting the Property before any court or governmental authority which would have a material adverse effect on (a) the financial condition or operations of Seller or the Property or (b) Seller's ability to enter into or perform this Agreement.

3.9           Compliance with Laws. Seller has received no written notice which has not been cured stating that Seller and/or the Property are not in material compliance with any laws, rules, regulations, health and sanitation codes, zoning ordinances, environmental assessment and impact requirements or with the terms of any Permits applicable to the Property.

3.10         Condemnation Actions. To the actual knowledge of Seller, there are no pending or threatened condemnation actions or special assessments of any nature with respect to the Property or any part thereof.

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3.1         Hazardous Materials.

(a)          As used herein, "Environmental Laws" shall mean all federal state and local laws, statues, rules, codes, ordinances, regulations, orders, judgments, decrees, binding and enforceable guidelines, policies or common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment in each case, to the extent binding, relating to the environment, the protection of health or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, 42 USC §9601 et seq.; the Resource Conservation and Recovery Act, 42 USC §6901 et seq.; the Federal Water Pollution Control Act, 33 USC §1251 et seq.; the Toxic Substances Control Act, 15 USC §2601 et seq.; the Clean Air Act, 42 USC §7401 et seq.; the Safe Drinking Water act, 42 USC §3803 et seq.; the Oil Pollution Act of 1990, 33 USC §2701 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 USC §11001 et seq.; the Hazardous Material Transportation Act, 49 USC §1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state, local or foreign counterparts or equivalents, in each case as amended from time to time. As used herein, "Hazardous Materials" shall mean (i) substances that are defined or listed in, or otherwise classified pursuant to, any applicable law or regulations as "hazardous substances," hazardous materials," "hazardous wastes," "toxic substances," "pollutants," "contaminants" or other similar term intended to define, list or classify a substance by reason of such substance's ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity", (ii) oil, petroleum or petroleum derive substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (iii) any flammable substances or explosives or any radioactive materials, (iv) asbestos in any form, (v) polychlorinated biphenyls, (vi) mold, mycotoxins or microbial matter (naturally occurring or otherwise) and (vii) infectious waste.

(b)          Seller has delivered to Purchaser unaltered copies of all environmental reports for the Property in the possession or control of Seller or any of Seller’s Affiliates (collectively, the “Environmental Reports”). Except as set forth in the Environmental Reports, Seller has no knowledge of any violations of any Environmental Law and Seller has not received written notice of any uncured violation of any Environmental Law.

3.12         Employees.

(a)          No employment contracts or collective bargaining agreements exist with respect to the Property that will subject Purchaser to a liability therefor. Seller is not now, and has not been in the past, an employer of any person employed at the Property.

(b)          To the actual knowledge of Seller, there is no strike, work stoppage or other labor dispute relating to the operation on the Property or threatened by any union and no application is pending or threatened for certification of a collective bargaining agent.

3.13         Management and Franchise Agreements. There are no existing management contracts or franchise agreements relating to the Property other than the Hotel Operating Agreement, dated March 8, 2005, between Seller and the Manager, together with all amendments thereto (the "Existing Management Agreement"), to be terminated concurrently with the Closing.

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3.14         Existing Loan.

(a)          The documents described on Exhibit G attached hereto (the “Existing Loan Documents”) comprise all of the Existing Loan Documents to which Seller or any Affiliate of Seller is a party and each of such Existing Loan Documents is in full force and effect as of date hereof. None of the Existing Loan Documents have been modified, altered, or amended by Seller in any respect except as set forth in the Loan Assumption Documents and/or as necessary in connection with the transactions contemplated under this Agreement. True, complete and correct copies of all Existing Loan Documents have been delivered to Purchaser. "Affiliate" shall mean, with respect to a person or entity, all persons or entities that, directly or indirectly, control, are controlled by, or under common control with, such person or entity; or, with respect to a person or entity, all persons or entities that, directly or indirectly, own, are owned by or under common ownership with, such person or entity.

(b)          Seller has not received written notice from Existing Lender of any uncured default by Seller of any obligation under the Existing Loan Documents. No event has occurred during Seller's ownership of the Property that constitutes, or after notice or the passage of time, or both, would constitute default by Seller of an obligation under any of the Existing Loan Documents (a "Pre-Closing Loan Default").

(c)          The Existing Loan is not currently in special servicing, and Seller has not received notice from Existing Lender that the Existing Loan is to be transferred to a special servicer.

3.15         Terrorist Organizations List. Seller is not acting, directly or indirectly, for on or behalf of any Person named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any Person designated in Executive Order 13224 as a Person who commits, threatens to commit, or supports terrorism. Seller is not engaged in the transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such Person. "Person" shall mean any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, governmental authority or other legal entity, in each case whether in its own or a representative capacity.

3.16         Financial Information. Seller has made available, or within five (5) days of Contract Date, shall make available to Purchaser unaltered copies of the year-to-date monthly financial statements and annual audited financial statements for calendar years 2011, 2012 and 2013 with respect to the Property, to the extent in the possession or control of Seller, Seller’s Affiliates or Manager; provided, however, that Seller makes no representation or warranty as to the accuracy or completeness of any such financial statements.

3.17         Certain Limitations on Seller's Representations and Warranties. The representations and warranties of Seller set forth in this Article III are subject to the following express limitations:

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(a)          The term "to Seller's actual knowledge," or "to the actual knowledge of Seller," or words of similar import shall mean the actual present knowledge of Mr. Jeff Burns, after due inquiry of the general manager of the Property.

(b)          The expiration, amendment or termination of any Space Lease, Equipment Lease, Rooms Agreement or Service Contract by its terms or pursuant to Section 6.1 of this Agreement shall not affect the obligations of Purchaser hereunder or render any representation or warranty of Sellers untrue; and

(c)          Seller's liability shall be limited as set forth in Section 14.7.

(d)          With respect to Sections 3.6, 3.7 and 3.16, Seller shall request from Manager current copies of the Space Leases, Equipment Leases, Service Contracts, Rooms Agreements and Property financial statements. Seller shall deliver to Purchaser copies of any of the foregoing documents provided by Manager; provided, however, that Seller shall not be in default of this Agreement if any of the documents provided by Manager are incomplete or inaccurate and Seller has no knowledge of such incompleteness or inaccuracy.

ARTICLE IV

Purchaser's Representations, Warranties and Covenants

In order to induce Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to, and covenants with, Seller as follows, as of the Contract Date and as of the Closing Date:

4.1           Good Standing. Purchaser is a limited liability company organized, validly existing and in good standing under the laws of Delaware and is, or as of the Closing Date shall be, qualified to do business in Texas.

4.2           Due Authorization. Subject to obtaining approval of the Investment Committee of Thayer Hotel Investors VI LLC and Advisory Board of Thayer Hotel Investors VI Feeder LP, which Purchaser shall obtain, if at all, prior to the expiration of the Feasibility Period, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all requisite limited liability company actions of Purchaser (none of which actions have been modified or rescinded, and all of which actions are in full force and effect). Subject to obtaining approval of the Investment Committee of Thayer Hotel Investors VI LLC and Advisory Board of Thayer Hotel Investors VI Feeder LP, which Purchaser shall obtain, if at all, prior to the expiration of the Feasibility Period, this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. Purchaser's failure to deliver a Termination Notice prior to the expiration of the Feasibility Period shall be deemed Purchaser's representation that Purchaser has obtained approval of the Investment Committee of Thayer Hotel Investors VI LLC and Advisory Board of Thayer Hotel Investors VI Feeder LP, and that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all requisite limited liability company actions of Purchaser (none of which actions have been modified or rescinded, and all of which actions are in force and effect).

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4.3           Litigation. There are no actions, suits, arbitrations, proceedings, governmental investigations or other proceedings that are pending, or to Purchaser's knowledge, threatened, against Purchaser that would materially and adversely affect its ability to enter into, or perform its obligations under, this Agreement.

4.4           Terrorist Organizations List. Purchaser is not acting, directly or indirectly, for on or behalf of any Person named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any Person designated in Executive Order 13224 as a Person who commits, threatens to commit, or supports terrorism. Purchaser is not engaged in the transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such Person.

4.5           Bankruptcy. Purchaser is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets.

ARTICLE V

Closing

5.1           Closing. The consummation of the purchase and sale of the Property as contemplated by this Agreement (the "Closing") shall take place on the date that is thirty (30) days following the last day of the Feasibility Period (the "Closing Date"). The Closing shall be conducted as an "escrow closing" which shall take place at the office of the Escrow Agent without either party being present. The parties shall deliver to Escrow Agent, in escrow, on or before the Closing Date, all of Seller's and Purchaser's deliveries, the cash payment of the Purchase Price and sufficient additional cash necessary for the parties to pay the costs contemplated by Section 5.2 and there shall be no requirement that the parties attend a formal settlement. All transactions at the Closing shall be interdependent and are to be considered simultaneous, so that none are effective until all are effective.

5.2           Costs. Seller shall pay all transfer taxes and fees and any bulk sales taxes and other personal property taxes associated with the Closing. Purchaser shall pay for title insurance and the survey. Seller and Purchaser shall aggregate and split in accordance with local custom all recording taxes and fees and all fees of the Escrow Agent in connection with the Closing. Purchaser shall pay either (i) the Existing Loan Assumption Fees and all other fees associated with the assumption of the Existing Loan, including without limitation the Existing Lender's title insurance costs or (ii) all prepayment fees and other expenses (including the Existing Lender's legal fees) relating to the Loan Prepayment, as the case may be. Purchaser shall pay the amount of the Management Termination Fee, as described in Section 6.12. Each party shall pay its own attorneys' fees incurred in connection with this transaction.

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ARTICLE VI

Actions Pending Closing

6.1           Conduct of Business; Maintenance and Operation of Property.

(a)          Between the Contract Date and the Closing Date, Seller shall carry on the business of the Property as a full-service hotel in the ordinary course and in a good and diligent manner consistent with prior practice. Seller shall cause the Property to be maintained in its present order and condition, normal wear and tear excepted, and subject to any casualty, which shall be governed by Article XII, and shall cause the continuation of the normal operation thereof, including the purchase and replacement of supplies and equipment, the maintenance of its beneficial relations with guests, suppliers and others having business dealings with the Seller and the continuation of the normal practice with respect to maintenance and repairs so that the Property shall, except for normal wear and tear and subject to any casualty, be in substantially the same condition on the Closing Date as on the Contract Date. Seller shall not remove or permit to be removed any Personal Property except in the ordinary course of business or as necessary for repairs or replacements of worn out or obsolete items. Seller shall pay or shall cause to be paid all tax amounts due for the Property for the period prior to Closing.

(b)          Notwithstanding the foregoing to the contrary, Purchaser acknowledges that Seller has been working with Chef John Tesar and his affiliated entity, J Tesar LLC dba Tesar Restaurant Group ("Tesar Entity") on a concept to convert the existing restaurant at the Real Property, Central 214, to a modern steakhouse concept to be known as Knife (the "Restaurant Conversion"). Seller shall be responsible for certain capital expenditures related to the Restaurant Conversion, which shall include (i) those items listed on Schedule 6.1(b) attached hereto, and (ii) such other items as agreed upon in writing by Purchaser and Seller during the Feasibility Period. At Closing, Purchaser shall assume the consulting agreement with Tesar Entity (which agreement shall be provided within five (5) days of the Contract Date, the "Consulting Agreement"), on terms mutually agreed upon by Seller and Purchaser.

6.2           Title.

(a)          Purchaser shall obtain a binding commitment for an owner's policy of title insurance to be issued by First American Title Insurance Company or other nationally recognized, financially sound title insurance company acceptable to Purchaser and Seller (the "Title Company") to Purchaser on the Form T-1 Owner's Policy of Title Insurance (the "Title Commitment"), committing to insure Purchaser's good and indefeasible fee simple title to the Real Property. The title policy to be issued pursuant to the Title Commitment (the "Title Policy") shall be in an amount at least equal to the portion of the Purchase Price allocable to the value of the Real Property, as shown in Exhibit E. The Title Policy shall show no liens, mortgages, deeds of trust, security interests, pledges, charges, options, encroachments, easements, covenants, leases, reservations or restrictions of any kind (the "Encumbrances") other than: (i) if Purchaser elects to assume the Existing Loan, the lien(s) evidencing and securing the Existing Loan; (ii) applicable zoning regulations and ordinances; (iii) liens for taxes, assessments, and governmental charges not yet due and payable; and (iv) the Permitted Exceptions.

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(b)          Purchaser agrees to notify Seller in writing (the "Title Objection Notice") of any objections to exceptions appearing in the Title Commitment no later than ten (10) days prior to the expiration of the Feasibility Period. Within five (5) days following the Title Objection Notice, Seller shall notify Purchaser either that it will eliminate some or all exceptions to which Purchaser has objected prior to the Closing Date or stating that it will not eliminate any such exceptions. If Seller does not respond in such five (5) day period, Seller shall be deemed to have notified Purchaser that Seller will not eliminate any of the objections set forth on Purchaser's Title Objection Notice. If Seller elects not to remove all exceptions to title to which Purchaser has objected, Purchaser may terminate this Agreement in its sole discretion prior to the end of the Feasibility Period and receive a return of the Deposit. If Purchaser does not so terminate this Agreement, all exceptions shown on the Title Commitment other than those that Seller has affirmatively agreed to remove shall be deemed "Permitted Exceptions".

(c)          In the event that any updated Title Commitment provided to Purchaser after the expiration of the Feasibility Period shows any material exceptions that were not included on the original Title Commitment, Purchaser shall have a period of five (5) days following receipt of such update to deliver to Seller a Title Objection Notice with respect to such update. Within five (5) days following such Title Objection Notice, Seller shall notify Purchaser either that it will eliminate some or all of the new exceptions to which Purchaser has objected prior to the Closing Date or stating that it will not eliminate any such exceptions. If Seller does not respond in such five (5) day period, Seller shall be deemed to have notified Purchaser that Seller will not eliminate any of the objections set forth on Purchaser's Title Objection Notice. If Seller elects not to remove all exceptions to title to which Purchaser has objected, Purchaser may terminate this Agreement in its sole discretion on or before the date that is five (5) days after Seller's response to Purchaser's Title Objection Notice (or if Seller does not respond, the date that is ten (10) days after delivery of Purchaser's Title Objection Notice), and receive a return of the Deposit. If Purchaser does not so terminate this Agreement, all exceptions shown on any update to the Title Commitment other than those that Seller has affirmatively agreed to remove shall also be deemed "Permitted Exceptions".

(d)          The Title Policy may include such additional endorsements as Purchaser reasonably may request, including without limitation, Access, Contiguity, Minerals and Surface Damage, Restrictions, Encroachments and Minerals, and Deletion of Arbitration endorsements, to the extent the Title Company has agreed to issue such endorsements to Purchaser prior to the expiration of the Feasibility Period; provided, however, that obtaining any endorsements or extended coverage (including without limitation limiting the standard exception for "any discrepancies, conflicts or shortages in area or boundary lines, or any encroachments or protrusions, or any overlapping of improvements" to "shortages in area" only) shall not be a condition precedent to Purchaser's obligation to close.

6.3           Survey. Seller shall cooperate with Purchaser in obtaining an as-built survey of the Property, prepared in conformity with current American Land Title Association/American Congress on Surveying and Mapping standards for "Class-A" surveys and certified to Purchaser, the Existing Lender and the Title Company by a duly licensed land surveyor or professional engineer. Any objections to the survey shall be addressed in Purchaser's Title Objection Notice, and shall be deemed waived if Purchaser does not terminate this Agreement prior to the expiration of the Feasibility Period.

6.4           Cooperation. Seller shall cooperate reasonably, at no cost to Seller, with Purchaser in securing the transfer or issuance of any permits or licenses, including, without limitation, a liquor license which is held by KHRG Texas Holdings, Inc. an affiliate of Manager ("Liquor Entity"), necessary to permit the lawful, continuous operation of the Property by Purchaser immediately following the Closing Date.

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6.5           Service Contracts; Equipment Leases; Space Leases. Between the Contract Date and the Closing Date, Seller shall not renew, extend or modify any Service Contract, Equipment Lease or Space Lease or enter into any new such agreements that would survive the Closing Date other than in the ordinary course of business, without Purchaser's prior written consent in each instance (which consent shall not be withheld or delayed unreasonably). Notwithstanding the foregoing, the parties acknowledge that Seller has entered into a letter of intent dated January 31, 2014, which has been previously reviewed by Purchaser, for the lease of the former Brackets space at the Real Property (the "Brackets Lease"). Seller shall (i) provide Purchaser with all material information in Seller's possession regarding the negotiation of the proposed Brackets Lease, (ii) within three (3) days after the Contract Date introduce Purchaser to the proposed tenant thereunder, and (iii) permit Purchaser to lead and initiate all subsequent discussions with said proposed tenant. Seller and Purchaser shall use commercially reasonable efforts to obtain the proposed tenant's signature, prior to Closing, on the Brackets Lease (in a commercially reasonable form acceptable to Purchaser, which lease document will provide that the Brackets Lease will only be effective upon the occurrence of the Closing). All of Seller's interest in and to the Brackets Lease shall be assigned to and assumed by Purchaser as of the Closing. The amount of Six Hundred Thousand and No/100ths Dollars ($600,000.00) (the "Brackets TI/LC Amount"), is currently held by Existing Lender in a reserve account pursuant to the Existing Loan. If the Existing Loan is assumed by Purchaser, the Brackets TI/LC Amount shall be assigned to Purchaser as of the Closing (to be disbursed by Existing Lender pursuant to the Existing Loan Documents, as amended by those loan documents executed in connection with the assignment and assumption of the Existing Loan), and if Purchaser chooses the Loan Prepayment, Purchaser shall instead be credited the amount of the Brackets TI/LC Amount at Closing.

6.6           Liquor License. Promptly following the expiration of the Feasibility Period, Purchaser shall make an application to the appropriate governmental authorities to have a new liquor license issued in the name of Purchaser or an entity designated by Purchaser in compliance with local law, and Seller shall reasonably cooperate with Purchaser in this regard, at Purchaser's sole cost and expense. Purchaser shall use all reasonable efforts, at its sole cost and expense, to obtain the approval of applicable authorities for the issuance of a new liquor license prior to, or contemporaneously with, the Closing. If such issuance has not been approved by the Closing Date, Seller agrees to use commercially reasonable efforts to cause Liquor Entity to execute such documents as are legal and customary to permit the continued sale of alcoholic beverages for up to ninety (90) days after the Closing pending such approval. In such event, Purchaser shall maintain liquor liability insurance in amounts currently maintained by Liquor Entity naming Liquor Entity and Seller as additional insureds, and Purchaser further agrees to indemnify, defend and hold Liquor Entity and Seller harmless from and against any liability, cost or expense arising out of Liquor Entity's cooperation with Purchaser during such interim period. The provisions of this Section 6.6 shall survive the Closing.

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6.7           Inspection.

(a)          Purchaser acknowledges that since April 10, 2014, Purchaser has been given certain access to the Property at its own risk, cost and expense and has been permitted to enter, or cause its representatives, engineers, contractors, consultants, agents, officers or employees ("Purchaser Representatives") to enter upon the Property for the purpose of making surveys or other tests, inspections, investigations and/or studies of the Property ("Purchaser Investigations"). Purchaser shall continue to have the right, upon no less than two full (2) business days' notice to Seller, at its own risk, cost and expense and at any date or dates prior to Closing, to enter, or cause its agents or representatives to enter, upon the Property for the Purchaser Investigations. Purchaser's written notice (which may be by email) shall specify the intended date of entry and shall provide a detailed description of the proposed Purchaser Investigations, including, without limitation, a list of contractors who will be performing the proposed Purchaser Investigation, a copy, if applicable, of the Purchaser’s testing plan and such other information as Seller reasonably requires in connection with such proposed Purchaser Investigation. Purchaser shall not conduct any test or investigation involving physical disturbance, sampling or invasive testing of any portion of the Property without Seller's prior written approval, which may be withheld or conditioned in Seller's sole and absolute discretion. Neither Purchaser nor any Purchaser Representatives shall enter the Property until Seller has given written approval (which may be by email) of both the request and any testing plan. In addition, and subject to this Section 6.7, Purchaser may conduct such architectural, environmental, engineering, economic and other non-invasive studies of the Property as Purchaser may, in its sole discretion, deem desirable. Purchaser shall not make any physical alterations to the Property, and all such entry shall be conducted during normal business hours of the Property and shall not unreasonably interfere with the use, occupation or operation of the Property, and Purchaser shall indemnify, defend and hold Seller harmless from any cost, claim, liability or expense incurred in connection therewith, except that Purchaser's obligations as set forth in this sentence shall not extend to previously existing conditions that are discovered by Purchaser to be present on, under or about the Property unless exacerbated by Purchaser's Investigations. Purchaser shall have reasonable access to all documentation, agreements and other information in the possession of Seller or Seller's agents related to the Property, all of which shall be without representation or warranty of any kind except as expressly set forth in this Agreement or in any of the Closing documents, and Purchaser shall have the right to make copies of same, including, without limitation, the Existing Loan Documents and those documents listed on Exhibit J attached hereto (the "Due Diligence Materials"), but specifically excluding any internal memoranda and attorney-client privileged documents. Unaltered copies of the Due Diligence Materials shall be delivered to Purchaser upon execution of this Agreement. A representative of Seller shall have the right, but not the obligation, to be present during any Purchaser Investigation. Purchaser shall, at its own expense, promptly fill and compact any holes, and otherwise restore any damage to the Property related to the Purchaser Investigations. Upon Purchaser’s completion of Purchaser Investigations, Purchaser shall be responsible for returning the Property to substantially the condition existing prior to Purchaser’s entry. Neither Purchaser nor any Purchaser Representative shall damage any part of the Property or any personal property owned or held by any tenant, occupant or guest of the Real Property. If Purchaser elects to terminate this Agreement pursuant to Section 6.8(b), Purchaser agrees to supply Seller with the results of any tests, studies or inspections of the Property performed pursuant to this Section 6.7 (the "Purchaser Reports"); provided, however, that Purchaser shall not be required to provide Seller with any Purchaser Reports to the extent the same (i) are legally privileged or constitute attorney work product, (ii) are subject to a confidentiality agreement or to applicable law prohibiting their disclosure by Purchaser, or (iii) constitute confidential internal assessments, reports, financial analysis, studies, memoranda, notes or other correspondence prepared by or on behalf of any officer, employee, lawyer or accountant of Purchaser in connection with Purchaser’s due diligence investigations. Seller acknowledges that the delivery of any such Purchaser Reports shall be without warranty or representation whatsoever other than that such materials have been fully paid for and may be delivered to Seller.

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(b)          Except as otherwise set forth in Section 6.10, Purchaser shall not purposefully contact any Property tenant, employee, guest, or invitee without Seller’s prior written consent, and Seller or its designated representative shall have the right to be present (whether telephonically or in person, as determined by Seller) during any conversations between Purchaser and any such person.

(c)          Before and during Purchaser Investigations, Purchaser and each Purchaser Representative conducting any Purchaser Investigation shall maintain workers’ compensation insurance in accordance with applicable law, and Purchaser, or the applicable Purchaser Representative conducting any Purchaser Investigation, shall maintain commercial general liability insurance with limits of at least Two Million Dollars ($2,000,000.00) combined single limit for personal injury and property damage per occurrence. Purchaser shall deliver to Seller evidence of such workers’ compensation insurance and a certificate evidencing the commercial general liability and property damage insurance before conducting any Purchaser Investigation on the Property. Each such insurance policy shall be written by a reputable insurance company having a rating of at least "A+:VII" by Best’s Rating Guide (or a comparable rating by a successor rating service), and shall otherwise be subject to Seller’s prior reasonable approval. Such insurance policies shall name as additional insureds Seller, Manager, and such other parties holding insurable interests as Seller may designate.

(d)          Purchaser agrees that information gathered in connection with this Agreement, including without limitation the results of the Purchaser Investigations (including those Purchaser Investigations undertaken prior to the Contract Date) and the Due Diligence Materials that is not generally known to the public (the "Confidential Information") shall be considered to be confidential, and such Confidential Information shall be used by Purchaser and Purchaser Representatives solely for the purpose of Purchaser’s evaluation of the physical and environmental condition of the Property and evaluation of the transaction. Purchaser shall use commercially reasonable efforts not to reveal, disclose, disseminate, publish or communicate to any other persons, parties or entities any Confidential Information, without the prior written consent of Seller, which shall be given or withheld in Seller’s sole, but reasonable, discretion, other than to Purchaser’s partners, employees, consultants, attorneys, engineers, prospective investors, and lenders involved in this transaction who are responsible for determining the feasibility of Purchaser’s acquisition of the Property and who have agreed to preserve the confidentiality of such information as required hereby (collectively, "Permitted Outside Parties"). Purchaser shall be responsible for ensuring that any and all Purchaser Representatives and Permitted Outside Parties (and any other person for whom Purchaser has responsibility hereunder) complies with the provisions of this Section 6.7(d) except in connection with a court order, other legal process or if necessary to comply with any reporting requirements mandated by law. In permitting Purchaser and the Permitted Outside Parties to review the Due Diligence Materials or any other Confidential Information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created. The provisions of this Section 6.7(d) shall survive the termination of this Agreement in accordance with Section 14.1(a) below. Purchaser shall also promptly notify Seller in writing of requests for Confidential Information from any third party or regulatory agency.

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(e)          Purchaser shall indemnify, defend and hold Seller, Seller’s asset management company, Seller’s property management company, and their respective affiliates, partners, shareholders, officers, managers, members, directors, agents and employees (the "Seller Investigation Indemnified Parties") harmless from any and all losses, costs, liens, claims, causes of action, liability, damages, expenses and liability (including, without limitation, court costs and reasonable attorneys’ fees) (all of the foregoing, collectively, "Investigation Claims") incurred in connection with or arising in any way from (i) any Purchaser Investigation conducted by Purchaser and/or any Purchaser Representative, (ii) any entry onto the Real Property by Purchaser or any Purchaser Representative in connection with a Purchaser Investigation; or (iii) any breach by Purchaser and/or any Purchaser Representative of the terms of this Section 6.7, other than Investigation Claims resulting from the gross negligence or willful misconduct of any Seller Investigation Indemnified Party. This indemnity provision shall survive termination or expiration of this Agreement.

6.8           Feasibility Period.

(a)          Seller has disclosed to Purchaser that the limited liability company operating agreement of Seller requires that the manager of Seller notify all members of the proposed sale, and permit any member that does not approve the sale an opportunity to purchase the interest in the Seller owned by the other member(s) and/or the Property. Seller shall commence the process of obtaining all members' consent to the sale (the "Consents") no later than one (1) business day following the Contract Date. If Seller has not delivered to Purchaser written notice that Seller has obtained all necessary Consents (the “Consent Notice”) by the date that is fifteen (15) business days following the Contract Date (the “Consent Notice Deadline”), then Seller may terminate this Agreement by delivering written notice to Purchaser and the Escrow Agent (the “Consent Termination Notice”) within one (1) business day following the Consent Notice Deadline. The Consent Notice, if any, shall contain evidence reasonably satisfactory to Purchaser and the Title Company that the Consents have been received. If Seller terminates this Agreement by delivering the Consent Termination Notice to Purchaser and the Escrow Agent in a timely manner, then the Deposit shall be returned immediately to Purchaser, and neither party shall have any obligations hereunder except for those which expressly survive termination. If Seller does not timely deliver the Consent Termination Notice, Seller’s right to terminate this Agreement pursuant to this Section 6.8(a) shall be deemed to have been waived, this Agreement shall remain in full force and effect, and Seller shall be obligated to deliver evidence reasonably satisfactory to Purchaser and the Title Company of the Consents prior to Closing.

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(b)          If, during the period between the Contract Date and the date that is 5:00 p.m. Dallas, Texas time on the date which is thirty (30) days after the date that the Consent Notice is delivered to Purchaser (the "Feasibility Period"), Purchaser gives Seller written notification (the "Termination Notice") that Purchaser elects not to consummate the purchase of the Property in accordance with the terms of this Agreement, this Agreement shall terminate, the Deposit shall be returned immediately to Purchaser and neither party shall have any obligations hereunder except for those which expressly survive termination. The Purchaser shall have the absolute right, in its sole discretion, to determine whether to give the Termination Notice. If Purchaser elects not to give the Termination Notice prior to the expiration of the Feasibility Period, Purchaser's right to terminate this Agreement pursuant to this Section 6.8(b) shall be deemed to have been waived, this Agreement shall remain in full force and effect, and the Deposit shall become non-refundable except as specifically set forth herein.

(c)          Prior to the expiration of the Feasibility Period, Purchaser shall notify Seller of any Service Contracts, Space Leases, Equipment Leases and/or Rooms Agreements that Purchaser requests that Seller terminate, each of which shall be terminated at or prior to Closing (collectively, the "Excluded Contracts"). Purchaser shall be responsible for any fees or penalties in connection with the Excluded Contracts; provided, however, that Seller shall be obligated to terminate any Service Contract, Space Lease, Equipment Lease and/or Rooms Agreement that is not assignable by its terms and shall be responsible for any fees or penalties in connection therewith.

6.9           Existing Loan. Prior to Closing, Seller shall perform its obligations under the Existing Loan Documents (which shall include, without limitation, all monetary obligations). Except for any amendments or modifications to the Existing Loan Documents relating to Purchaser's assumption of the Existing Loan as contemplated hereunder, Seller shall not amend, modify or terminate any of the Existing Loan Documents without Purchaser's prior written consent, which consent may be withheld in Purchaser's sole and absolute discretion. Seller shall promptly deliver to Purchaser copies of any notices received by Seller from Existing Lender or delivered by Seller to Existing Lender under the Existing Loan Documents during the term of this Agreement, provided, that, the same do not include any confidential or proprietary information relating to Seller or any of Seller's Affiliates.

6.10         WARN Act.

(a)          Neither Seller nor Manager shall give any termination notices under the Worker Adjustment and Retraining Notification Act (collectively with any similar applicable state or local laws, the "WARN Act") to any Hotel Employees or any governmental authorities. All employees of the Manager allocated to the Property (the "Hotel Employees") shall have their employment at the Property terminated as of the Closing Date and all wages, commissions, withholding, contributions and other employment benefits will have been properly paid and accounted for by Manager; provided, however, that Purchaser may hire the Hotel Employees (the "Continuing Employees"), on such terms and conditions as they may agree, following termination of their employment by Manager. Notwithstanding anything to the contrary contained herein, concurrently with the Closing, Purchaser shall cause its replacement manager to offer to hire a sufficient number of Hotel Employees on terms sufficient to avoid applicability of the WARN Act and shall continue to employ a sufficient number of Continuing Employees for a sufficient period of time to avoid application of the WARN Act. If Purchaser shall fail to comply with the provisions of this Section 6.10(a), Purchaser shall indemnify, defend and hold harmless the Seller Indemnitees from and against any and all liabilities, losses, costs, damages and expenses (including, without limitation, reasonable attorneys' fees) that may be incurred by, or asserted against, any such Seller Indemnitee arising out of or relating to the failure to give a termination notice under the WARN Act to the Hotel Employees or to any governmental authorities. This Section 6.10(a) shall survive the Closing.

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(b)          Seller hereby grants Purchaser the right, but not the obligation, to have its replacement manager begin interviewing employees of Seller at the Property following expiration of the Feasibility Period so that such replacement manager can determine which of the Hotel Employees Purchaser’s replacement manager intends to rehire. Notwithstanding the foregoing, if this Agreement is not terminated by Seller prior to the Consent Termination Deadline, Purchaser and/or its representative thereafter may interview the general manager, director of finance/controller, director of human resources, director of revenue management, director of sales and marketing and food and beverage general manager, provided that Seller is given at least two (2) business days' prior written notice (which may be by email) and the opportunity to have a representative present.

6.11         Tax Clearance Certificate. Purchaser may, at Purchaser's option, request a tax clearance certificate issued by the local taxing authority having jurisdiction over the Property, in order to determine whether all sales and use taxes for the Property have been paid to date. Seller shall reasonably cooperate with such request (which may be fulfilled by making a written request to Manager to cooperate with such request, if applicable) at no cost to Seller.

6.12         Termination of Manager. Seller shall obtain an acknowledgement from Manager (a) setting forth the amount of the termination fee required to be paid to Manager in connection with the termination of the Existing Management Agreement (the “Management Termination Fee”), (b) acknowledging that upon receipt of the Management Termination Fee, effective as of the Cut-Off Time, the Existing Management Agreement shall be terminated and Manager shall thereafter have no rights or claims against the Purchaser or the Property arising out of or relating to the Existing Management Agreement or its termination, and (c) agreeing to enter into, or cause Liquor Entity to enter into, an interim beverage agreement with Purchaser or Purchaser's designee necessary to permit the continued sale of alcoholic beverage at the Property in accordance with Section 10.3.3 of the Existing Management Agreement (the “Manager Acknowledgment”).

ARTICLE VII

Purchaser's Conditions Precedent to Closing

It shall be an express precondition to Purchaser's obligation to purchase the Property that each and every one of the following conditions shall have been satisfied as of the Closing Date (or waived by Purchaser).

7.1           Representations and Warranties. Each of Seller's representations and warranties shall be true and accurate in all material respects as if made on and as of the Closing Date.

7.2           Covenants of Seller. All actions Seller covenants herein to take shall have been completed.

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7.3           Termination of Existing Management Agreement. The Management Agreement shall have been terminated; provided, however, that Seller shall receive a credit at Closing from Purchaser for the Management Termination Fee to the extent set forth in the Manager Acknowledgment. On the Closing Date, there shall be no contract or agreement in effect between Seller and any third party for management of the Property after the Closing Date. There shall be no fees, payments, commissions or other sums due and owing in connection with management of the Property under the Existing Management Agreement or any other management agreement for the period prior to the Closing Date, except to the extent to be paid by Seller following Closing in the ordinary course of business.

7.4           Title. Purchaser shall be able to obtain a policy of title insurance in conformance with the Title Commitment, subject only to the Permitted Exceptions.

7.5           Approval of Assumption of Existing Loan. Unless Purchaser has elected, in a timely manner, to prepay rather than assume the Existing Loan pursuant to Section 2.4(c), the Existing Lender shall have delivered loan assumption documents for Purchaser's proposed assumption of the Existing Loan consistent with the terms and conditions set forth in the Loan Assumption Term Sheet (the "Loan Assumption Documents").

7.6           Failure of Condition. In the event of the failure of any condition precedent set forth above, Purchaser, at its sole election, may (a) terminate this Agreement (and receive a return of the Deposit); (b) waive the condition and proceed to Closing; (c) with respect to a failure of the condition set forth in Section 7.5 only, extend the Closing Date for up to an additional ten (10) days; or (d) if such failure arises from Seller's breach of this Agreement, avail itself of any remedies provided in Section 10.2.

ARTICLE VIII

Seller's Conditions Precedent to Closing

It shall be an express precondition to Seller's obligation to convey the Property that each and every one of the following conditions shall have been satisfied as of the Closing Date (or waived by Seller).

8.1           Representations and Warranties. Each of Purchaser's representations and warranties shall be true and accurate in all material respects as if made on and as of the Closing Date.

8.2           Covenants of Purchaser. All actions Purchaser covenants herein to take shall have been completed.

8.3           Purchase Price. Purchaser shall be able to deliver the Purchase Price to the Escrow Agent.

8.4           Approval of Assumption of Existing Loan. If Purchaser is assuming the Existing Loan, the Existing Lender shall have delivered Loan Assumption Documents containing a release as approved by Seller pursuant to Section 2.4(a).

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8.5           Failure of Condition. In the event of the failure of any condition precedent set forth above, Seller, at its sole election, may (a) terminate this Agreement (and the Deposit shall be returned to Purchaser); (b) waive the condition and proceed to Closing; (c) with respect to a failure of the condition set forth in Section 8.4 only, extend the Closing Date for up to an additional ten (10) days; or (d) if such failure arises from Purchaser's breach of this Agreement, avail itself of any remedies provided in Section 10.1.

ARTICLE IX

Closing Deliveries

9.1           Deed. Seller shall deliver a special warranty deed in recordable form in the form attached hereto as Exhibit K, conveying Seller's fee simple interest in the Real Property (the "Deed"), dated as of the Closing Date, free of all encumbrances other than the Permitted Exceptions conveying to Purchaser fee simple interest in the Real Property as required hereunder.

9.2           Bill of Sale. Seller and Purchaser shall deliver a bill of sale, dated as of the Closing Date, conveying to Purchaser the Personal Property, but specifically excluding the Excluded Personal Property, in the form attached hereto as Exhibit L.

9.3           Assignment of Permits and Licenses. Seller and Purchaser shall deliver an assignment of all existing permits and licenses relating to the Property if and to the extent assignable to Purchaser, in the form attached hereto as Exhibit M.

9.4           Assignment of Service Contracts, Rooms Agreements and Equipment Leases. Seller and Purchaser shall deliver an assignment of all Service Contracts, Rooms Agreements and Equipment Leases (but specifically excluding any Excluded Contracts), in the form attached hereto as Exhibit N, which Purchaser shall assume from and after Closing.

9.5           FIRPTA Certificate. Seller shall deliver a certificate, dated as of the Closing Date, to establish that Seller is not a foreign person for the purposes of the Foreign Investors in Real Property Tax Act.

9.6           Assignment of Space Leases and Brackets Lease. Seller and Purchaser shall deliver an assignment of the Space Leases and any interest of Seller in the proposed Brackets Lease (but specifically excluding any Excluded Contracts), in the form attached hereto as Exhibit O, which Purchaser shall assume from and after Closing.

9.7           Assignment of Consulting Agreement. Seller and Purchaser shall deliver an assignment of the Consulting Agreement, duly executed by an authorized signatory of Tesar Entity, in the form attached hereto as Exhibit P or such other form as may be agreed upon by Purchaser, Seller and Tesar Entity during the Feasibility Period, which Purchaser shall assume from and after Closing.

9.8           Closing Statement. Seller and Purchaser shall each deliver a counterpart of the closing and apportionment statement agreed to by Seller and Purchaser which reflects all adjustments to the Purchase Price contemplated by this Agreement (the "Closing Statement").

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9.9           Loan Assumption Documents. If Purchaser is assuming the Existing Loan, each of Seller and Purchaser shall deliver the Loan Assumption Documents to which each is a party, each duly executed and acknowledged by Seller, Purchaser and Existing Lender (where appropriate).

9.10         Termination of Excluded Contracts. Seller shall deliver satisfactory evidence of Seller’s or Manager’s, as the case may be, termination or notice of termination of the Excluded Contracts effective as of, or to be effective promptly after, the Closing Date.

9.11         Assignment of Declarant's Rights. Seller shall deliver to Purchaser an executed and acknowledged assignment of its rights as declarant in recordable form pursuant to the Master Condominium Declaration for M Central Master Condominium, recorded in the Official Records of Dallas County on September 16, 2005, as Document No. 3511362.

9.12         Resignation of Directors. Seller shall deliver to Purchaser satisfactory evidence of the resignation of each of the four (4) directors elected or appointed by Seller as the “Class A Member” pursuant to the Bylaws of the M Central Master Condominium Association, Inc.

9.13         Estoppels. Seller shall deliver estoppel certificates, in form approved by Purchaser, from Exhale Enterprises VIII, Inc., DD+JJ Productions, LLC, M Central Master Condominium Association, Inc. and from M Central Residences Condominium Association, Inc. Seller shall also deliver any other estoppel certificates in its possession or control as of the Closing Date.

9.14         Termination of Existing Management Agreement. Seller shall deliver, or shall cause Manager to deliver, the Manager Acknowledgment.

9.15         Consents. Seller shall deliver evidence reasonably satisfactory to Purchaser and the Title Company that the Consents have been obtained.

9.16         Original Documents. Seller shall deliver any original permits, Service Contracts, Equipment Leases and Space Leases that are in Seller's possession or control which are to be assigned to Purchaser, by leaving them at the Property following the Closing.

9.17         Other Documents. Seller and Purchaser shall each deliver such other documents and instruments as may be reasonably requested by the Title Company, including, without limitation, any commercially reasonable form of owner’s or seller’s affidavits, to effectuate the transactions contemplated by this Agreement and to induce the Title Company to insure title to the Real Property as described herein.

9.18         Possession; Keys, Guest and Sales Information. Seller shall deliver possession of the Property to Purchaser, together with all keys, including, without limitation, keys for all security systems, rooms and offices. Seller shall, or shall cause Manager to, transfer to Purchaser all non-proprietary guest history and sales information for the Property in the possession or control of Seller, any of Seller’s Affiliates or Manager.

9.19         Purchase Price. Purchaser shall deliver funds in the amount of the Purchase Price, subject to the adjustments and apportionments set forth on the Closing Statement, in the manner provided for in this Agreement. Purchaser shall also deliver to the Title Company the amount of the Management Termination Fee to be delivered to Manager in accordance with the instructions set forth in the Manager Acknowledgment.

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ARTICLE X

Default

10.1         Purchaser's Default. If Purchaser fails to consummate the purchase and sale contemplated herein by the Closing Date after all conditions precedent to Purchaser's obligation to do so have been satisfied or waived by Purchaser, or if Purchaser otherwise fails to perform any of its obligations as and when required hereunder, Escrow Agent shall pay the Deposit to Seller in accordance with the Escrow Instructions, as full and complete liquidated damages (provided, however, that if Purchaser disputes Seller’s right to the Deposit and Seller commences an action in a court of proper jurisdiction in order to recover the Deposit, then if Seller is the prevailing party in any such action, Seller shall also be entitled to a reimbursement by Purchaser of Seller's attorneys’ fees and out-of-pocket costs in connection with such action), as the exclusive and sole right and remedy of Seller, whereupon this Agreement shall terminate and neither party shall have any further obligations or liabilities to the other party except for those expressly stated to survive the termination of this Agreement. Except for, and in consideration of, the foregoing pre-Closing remedies of Seller, Seller hereby waives any other remedies available at law or in equity, specifically excluding, if the Closing does occur, those indemnities set forth in this Agreement that expressly survive Closing.

10.2         Seller's Default. If Seller fails to consummate the purchase and sale contemplated herein by the Closing Date after all conditions precedent to Seller’s obligation to do so have been satisfied or waived by Seller, or if Seller otherwise fails to perform any of its obligations as and when required hereunder, Purchaser's sole and exclusive remedies prior to Closing shall be either to (a) waive said failure or breach and proceed to Closing, (b) enforce specific performance of Seller's obligations under this Agreement, including Seller's obligation to sell the Property to Purchaser (and Purchaser shall be entitled to offset Purchaser’s attorneys’ fees and out-of-pocket costs against the Purchase Price in connection with such action), or (c) terminate this Agreement and obtain a refund of the Deposit, and Purchaser shall be entitled, as its sole remedy, to recover its actual third party out-of-pocket costs (including attorneys’ fees) incurred in connection with the transactions contemplated hereunder, not to exceed $150,000.00. Purchaser shall be deemed to have elected the immediately preceding option (c) if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before thirty (30) days following the date upon which the Closing Date was to have occurred. Except for, and in consideration of, the foregoing pre-Closing remedies of Purchaser, Purchaser hereby waives any other remedies available at law or in equity, specifically excluding, if the Closing does occur, those indemnities set forth in this Agreement that expressly survive Closing.

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ARTICLE XI

RELEASE/Indemnification

11.1         "AS-IS" CONVEYANCE. PURCHASER ACKNOWLEDGES THAT THIS AGREEMENT CONTEMPLATES THAT IT HAS, OR BY THE END OF THE FEASIBILITY PERIOD, WILL HAVE, BEEN GIVEN THE OPPORTUNITY TO STUDY AND INVESTIGATE THE PROPERTY. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE CLOSING DOCUMENTS, PURCHASER ACKNOWLEDGES THAT IT IS PURCHASING THE PROPERTY IN ITS EXISTING CONDITION, "AS IS, WHERE IS AND WITH ALL FAULTS", AS OF THE CLOSING DATE, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO ALL FACTS, CIRCUMSTANCES, TITLE, ZONING AND LAND USE RESTRICTIONS, AND OTHER PROPERTY CONDITIONS.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE CLOSING DOCUMENTS, SELLER HEREBY DISCLAIMS ALL WARRANTIES OF ANY KIND OR NATURE WHATSOEVER PERTAINING TO THE CONDITION OF THE PROPERTY (INCLUDING WARRANTIES OF MERCHANTABILITY OR HABITABILITY AND FITNESS FOR PARTICULAR PURPOSES) OR TITLE TO THE PROPERTY, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES WITH RESPECT TO ZONING, TITLE, LAND VALUE, AVAILABILITY OF ACCESS OR UTILITIES, COMPLIANCE WITH ANY LOCAL, STATE OR FEDERAL REQUIREMENTS, PRESENCE OF HAZARDOUS MATERIALS, RIGHTS OF INGRESS OR EGRESS, GOVERNMENTAL APPROVALS, RIGHTS OF THIRD PARTIES RELATING TO THE CONDITION OF THE PROPERTY, FUTURE RESTRICTIONS UPON USE OR SALE, THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON (INCLUDING ANY DEVELOPMENT OF THE LAND OR IMPROVEMENTS), THE QUALITY AND STATE OF REPAIR (OR LACK OF REPAIR) OF THE LAND AND IMPROVEMENTS, THE VALUE OF AND INCOME TO BE DERIVED FROM THE PROPERTY, DEFICIENCY OF ANY UNDER SHORING OR DRAINAGE, OR THE SOIL OR WATER CONDITIONS OF THE PROPERTY.

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EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE CLOSING DOCUMENTS, PURCHASER ACKNOWLEDGES THAT IN PURCHASING THE PROPERTY, PURCHASER IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF SELLER (OR ITS REPRESENTATIVES, AGENTS OR EMPLOYEES) REGARDING THE PHYSICAL, ENVIRONMENTAL OR OTHER CONDITIONS OF THE PROPERTY, OR WITH REGARD TO HABITABILITY OR FITNESS FOR A PARTICULAR USE, OR WITH RESPECT TO THE VALUE, PROFITABILITY OR MARKETABILITY OF THE PROPERTY OR TRANSFERABILITY OF ANY FRANCHISE, MANAGEMENT OR MEMBERSHIP AGREEMENT RELATING TO THE PROPERTY, AND SELLER SPECIFICALLY DISCLAIMS MAKING ANY SUCH REPRESENTATION OR WARRANTY NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE CLOSING DOCUMENTS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE CLOSING DOCUMENTS, PURCHASER ACKNOWLEDGES THAT ANY INFORMATION MADE AVAILABLE TO PURCHASER OR PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND SELLER MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE CLOSING DOCUMENTS, NO STATEMENT, WHETHER ORAL OR IN WRITING, MADE BY ANY PRINCIPAL, MEMBER, AGENT, REPRESENTATIVE, CONSULTANT, CONTRACTOR OR EMPLOYEE OF SELLER, WHETHER BEFORE OR AFTER THE DATE OF THIS AGREEMENT, SHALL BE CONSIDERED A REPRESENTATION OR WARRANTY OF SELLER, AND NO SUCH STATEMENT SHALL RESULT IN ANY LIABILITY OF SELLER. EXCEPT WITH RESPECT TO ANY CLAIMS ARISING OUT OF ANY BREACH OF ANY EXPRESS REPRESENTATION, WARRANTY, COVENANT OR INDEMNITY SET FORTH IN THIS AGREEMENT, AND TO THE EXTENT AND SUBJECT TO THE LIMITATIONS AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER AGREES TO FULLY AND IRREVOCABLY RELEASE ALL SUCH SOURCES OF INFORMATION AND PREPARERS OF INFORMATION AND DOCUMENTATION TO THE EXTENT SUCH SOURCES OR PREPARERS ARE SELLER, OR ITS EMPLOYEES, OFFICERS, DIRECTORS, PARTNERS, REPRESENTATIVES, AGENTS, SERVANTS, ATTORNEYS, AFFILIATES, SUCCESSORS OR ASSIGNS FROM ANY AND ALL CLAIMS THAT THEY MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST SUCH SOURCES AND PREPARERS OF INFORMATION FOR ANY COSTS, LOSS, LIABILITY, DAMAGE, EXPENSE, DEMAND, ACTION OR CAUSE OF ACTION ARISING FROM SUCH INFORMATION OR DOCUMENTATION.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE CLOSING DOCUMENTS, PURCHASER HEREBY RELEASES SELLER FROM ANY AND ALL CLAIMS, LOSSES, LIABILITIES, FINES, CHARGES, DAMAGES, INJURIES, PENALTIES, RESPONSE COSTS, AND EXPENSES OF ANY AND EVERY KIND, WHATSOEVER (WHETHER KNOWN OR UNKNOWN) AND WAIVES ANY CLAIM RELATING TO: (A) THE PRESENCE ON OR UNDER, OR THE ESCAPE, SEEPAGE, LEAKAGE, SPILLAGE, DISCHARGE, EMISSION, OR RELEASE OF ANY HAZARDOUS MATERIAL ON THE PROPERTY, IF ANY, INCLUDING WITHOUT LIMITATION, ANY RESIDUAL CONTAMINATION, IN, ON, UNDER OR ABOUT THE PROPERTY OR AFFECTING NATURAL RESOURCES, WHETHER OCCURRING PRIOR TO OR AFTER CLOSING, (B) MATTERS REASONABLY DISCOVERABLE BY PRUDENT INVESTIGATION DURING THE FASIBILITY PERIOD; (C) MATTERS THAT ARE OF PUBLIC RECORD; (D) MATTERS OTHERWISE DISCLOSED BY SELLER TO PURCHASER OR DISCOVERED BY PURCHASER AT ANY TIME PRIOR TO THE CLOSING; (E) MATTERS THAT ARE UNKNOWN TO SELLER; AND (F) ANY OTHER ITEMS DESCRIBED IN THIS SECTION 11.1. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR IN ANY OF THE CLOSING DOCUMENTS, SELLER SHALL PROMPTLY NOTIFY PURCHASER OF ANY INFORMATION SELLER BECOMES AWARE OF THAT REASONABLY COULD CAUSE ANY OF THE REPRESENTATIONS OR WARRANTIES SET FORTH IN THIS AGREEMENT OR IN ANY OF THE CLOSING DOCUMENTS TO BE INACCURATE OR UNTRUE.

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THIS RELEASE AND WAIVER INCLUDES CLAIMS OF WHICH PURCHASER IS PRESENTLY UNAWARE OR WHICH PURCHASER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY PURCHASER, WOULD MATERIALLY AFFECT PURCHASER'S RELEASE TO SELLER. PURCHASER SPECIFICALLY WAIVES THE PROVISION OF ANY APPLICABLE LAW WHICH PROVIDES THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT ARE NOT KNOWN AT THE TIME OF EXECUTING THE RELEASE.

11.2         Agreement to Indemnify. Subject to any express provisions of this Agreement to the contrary:

(a)          Seller shall hold harmless, indemnify and defend Purchaser against any and all obligations, claims, losses, damages, liabilities and expenses (including reasonable attorneys' fees and other charges) arising out of any claims as a result of: (i) the inaccuracy of any representation or warranty of Seller set forth in this Agreement (or any ancillary agreement entered into in connection with this Agreement); or (ii) the failure of Seller to perform any of its obligations under this Agreement (or any ancillary agreement entered into in connection with this Agreement). Notwithstanding the foregoing, if prior to the Closing, Purchaser has knowledge of an inaccuracy or breach of any of Seller's representations, warranties or covenants and Purchaser nonetheless proceeds with and consummates the Closing, then Purchaser shall be deemed to have waived and forever renounced any right to assert a claim of breach or for indemnification with respect to such inaccuracy or breach that was known to Purchaser prior to Closing.

(b)          Purchaser shall hold harmless, indemnify and defend Seller against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees and other charges) arising out of any claims as a result of: (i) the inaccuracy of any representation or warranty of Purchaser set forth in this Agreement (or any ancillary agreement entered into in connection with this Agreement); or (ii) the failure of Purchaser to perform any of its obligations under this Agreement (or any ancillary agreement entered into in connection with this Agreement). Notwithstanding the foregoing, if prior to the Closing, Seller has knowledge of an inaccuracy or breach of any of Purchaser's representations, warranties or covenants and Seller nonetheless proceeds with and consummates the Closing, then Seller shall be deemed to have waived and forever renounced any right to assert a claim of breach or for indemnification with respect to such inaccuracy or breach that was known to Seller prior to Closing.

11.3         Notice and Cooperation on Indemnification. Whenever either party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims and shall afford said other party full opportunity to defend the same in the name of such party and generally shall cooperate with said other party in the defense of any such claim.

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ARTICLE XII

Casualty or Condemnation

If, prior to Closing, (a) condemnation proceedings are commenced against all or any material portion of the Property or (b) the Property is damaged by fire or other casualty to the extent that the cost of repairing such damage shall be Two Million Four Hundred Thousand and No 100ths Dollars ($2,400,000.00) or more, Purchaser shall have the right, upon notice in writing to the Seller delivered within ten (10) days after actual notice of such condemnation, fire or other casualty, to terminate this Agreement, whereupon the Deposit shall be returned immediately to Purchaser, and neither party shall have any further liability to the other hereunder except for those liabilities which expressly survive the termination hereof. If Purchaser does not elect, or is not entitled, to terminate this Agreement, the Purchase Price shall not be reduced except as hereinafter set forth, but Purchaser shall be entitled to an assignment of all of Seller's share of the proceeds of fire or other casualty insurance proceeds (if any) payable with respect to the period after Closing except to the extent utilized by Seller to repair the Property prior to Closing, or of the condemnation award, as the case may be, and Seller shall have no obligation to repair or restore the Property; provided, however, that the Purchase Price shall be reduced by an amount equal to the sum of (a) the amount of any deductible applied by Seller's insurer with respect to such fire or casualty and (b) the amount by which the proceeds of such insurance will be reduced by reason of the application of any co-insurance clause in Seller’s insurance policy. If Purchaser proceeds to Closing hereunder, Seller shall not compromise, settle or adjust any claims to such proceeds or awards, without Purchaser's prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

ARTICLE XIII

Apportionments

13.1         Apportionments. The following apportionments shall be made between the parties at the Closing as of 11:59 p.m. (the "Cut-Off Time") on the day immediately prior to the Closing Date (the "Apportionment Date").

(a)          real estate taxes, personal property taxes, special assessments and vault charges, if any, on the basis of the fiscal period for which assessed;

(b)          fuel oil in the tank at the Property, if any, (based upon invoice cost, first in, first out), water and sewer service charges and charges for gas, electricity, telephone and all other public utilities. If there are meters measuring the consumption of water, gas or electric current, Seller, not more than one day prior to the Apportionment Date, if possible, shall cause such meters to be read, and shall pay all utility bills for which Seller is liable upon receipt of statements therefor. Purchaser shall be responsible for causing such utilities and services to be changed to its name and shall be liable for and shall pay all utility bills for services rendered after the Apportionment Date. All utility adjustments will be made by the parties outside of Closing;

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(c)          amounts which have been paid or are payable under the Service Contracts, Equipment Leases, Space Leases, Consulting Agreement and Brackets Lease assigned to and assumed by Purchaser at Closing;

(d)          prepaid advertising expenses;

(e)          commissions of credit and referral organizations; and

(f)          all other charges and fees customarily prorated and adjusted in similar transactions; it being understood, however, that the Purchase Price shall include all Inventories, whether opened or unopened, including alcoholic and non-alcoholic beverage inventory.

13.2         Deposits. All deposits (including any interest thereon due the party making such deposit) held by Seller and not applied prior to the Closing Date, from guests or others made as security or in connection with future services to be rendered, including deposits made under the Space Leases and Rooms Agreements, shall be credited to Purchaser at the Closing. Purchaser shall assume responsibility for the amount so credited and shall hold Seller harmless therefrom. Seller shall hold Purchaser harmless from any liability for deposits not so credited.

13.3         Room Revenue. All revenues received or to be received from transient guests who checked in prior to Closing shall be prorated through Closing. Seller shall be entitled to all charges to such guests up to the Cut-Off Time, and Purchaser shall be entitled to all charges assessed to such guests after the Cut-Off Time. Room rental receipts for the night immediately before Closing shall be shared 50/50 by Seller and Purchaser.

13.4         Accounts Receivable; Accounts Payable.

(a)          All Accounts Receivable that are the property of Seller under this Agreement shall be set forth in a schedule on the Closing Date, and shall be assigned to Purchaser as of the Closing. Purchaser shall credit to Seller, in the form of an increase in Purchase Price at Closing, an amount calculated as follows: (i) one hundred percent (100%) of the amount of the Accounts Receivable that have been outstanding for 0-60 days as of the Cut-Off Time; (ii) ninety percent (90%) of the amount of the Accounts Receivable that have been outstanding for 61-90 days as of the Cut-Off Time; (iii) eighty percent (80%) of the amount of the Accounts Receivable that have been outstanding for 91-120 days as of the Cut-Off Time; and (iv) zero percent (0%) of the amount of the Accounts Receivable that are outstanding 121 days or more as of the Cut-Off Time. All such Accounts Receivable as of the Cut-Off Time and all Accounts Receivable arising out of Property operations from and after the Cut-Off Time shall be the property of Purchaser after the Closing.

(b)          Any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to Seller or the Property for the periods prior to and including the Apportionment Date shall be retained and paid by Seller, and Purchaser shall not be or become liable therefor, except to the extent Purchaser receives a credit therefor at Closing or otherwise assumes such liabilities pursuant to this Agreement.

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13.5         Food and Beverage Revenue; Vending Machine Revenue. All other monies received in connection with the Property, including without limitation the bar and restaurant services at the Property (other than amounts due from any guest) on or before the Cut-Off Time shall belong to Seller, and after the Cut-Off Time shall belong to Purchaser. Vending machine proceeds shall be counted as close to the Cut-Off Time as is possible and the net amount thereof shall be credited to Seller at Closing.

13.6         Guests’ Property. All baggage or other property of patrons of the Property checked or left in care of Seller shall be listed in an inventory to be prepared in duplicate and signed by Seller’s and Purchaser’s representatives on the Closing Date. Purchaser shall be responsible from and after the Closing Date and will indemnify, defend and hold Seller harmless from and against all claims for all baggage and property listed in such inventory. Seller shall indemnify, defend and hold harmless Purchaser from and against claims for baggage and property not listed in such inventory but shown to have been left in custody at the Property prior to the Closing Date.

13.7         Accounting. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with generally accepted accounting principles. The computation of the adjustments shall be jointly prepared by Seller and Purchaser, and, upon the request of either Purchaser or Seller, shall be reviewed by RSM McGladrey, or another similarly reputable accounting firm (the “Accountants”) and reviewed by representatives of both Purchaser and Seller. To the extent the exact amount of any adjustment item provided for in this Article XIII cannot be precisely determined on the Closing Date, the Accountants shall estimate the amount thereof, for purposes of computing the net amount due Seller or Purchaser pursuant to this Article XIII and shall determine the exact amount thereof not later than ninety (90) days after the Closing Date in accordance with Section 13.10. The determinations made by the Accountants shall be binding on both Seller and Purchaser. The fees and expenses of the Accountants shall be borne one-half each by Seller and Purchaser.

13.8         Employee Compensation.

(a)          Manager shall be solely responsible for any liability for payment of all employees’ wages, accrued vacation pay, sick leave, bonuses, pension benefits, including, without limitation, any COBRA rights, and other benefits earned by and due to or accrued to Hotel Employees through the Cut-Off Date, together with F.I.C.A., unemployment and other taxes and benefits due from any employer of such employees; provided, however, that to the extent Manager is entitled to any reimbursement thereof, Seller shall be solely responsible for such reimbursement. Purchaser or its replacement manager, as applicable, shall be solely responsible for any liability for payment of all employees’ wages, accrued vacation pay, sick leave, bonuses, pension benefits, including, without limitation, any COBRA rights, and other benefits earned by and due to or accrued to Continuing Employees from and after the Cut-Off Date, together with F.I.C.A., unemployment and other taxes and benefits due from any employer of such employees. Seller shall indemnify, defend and hold Purchaser harmless from and against any and all liability, loss, cost, damage or expense related to any of the foregoing items arising prior to Closing, and Purchaser shall indemnify, defend and hold Seller harmless from and against any and all liability, loss, cost, damage or expense related to any of the foregoing items arising from and after Closing. Such indemnities shall survive Closing.

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(b)          Notwithstanding the foregoing, subject to the approval of Manager, Purchaser may elect, at its option, during the Feasibility Period, to assume the obligations of Manager and Seller with respect to accrued vacation pay and sick leave for the Continuing Employees, and if Purchaser make such election in a timely manner, then (i) Purchaser shall receive a credit at Closing in the amount of such accrued vacation pay and sick leave for the Continuing Employees (the “PTO Credit”) and (ii) Purchaser shall indemnify, defend and hold Seller harmless from and against any and all liability, loss, cost, damage or expense for claims by such Continuing Employees for vacation pay and sick leave to the extent credited to Purchaser in accordance with clause (i).

13.9         Existing Loan. Provided that the Existing Loan is assumed by Purchaser at Closing as provided in this Agreement, then the outstanding principal balance of the Existing Loan as of the Apportionment Date shall be credited toward payment of the Purchase Price. Accrued and unpaid interest payable under the Existing Loan shall be prorated on an accrual basis. Seller shall be debited with all such interest which accrues prior to the Apportionment Date and Purchaser shall be credited with such amount. At Closing, title to any reserves, impounds or escrow accounts under the Existing Loan for real estate taxes, insurance, FF&E, capital improvements, deferred maintenance or other items shall be assigned by Seller to Purchaser, and Seller shall be credited with the amount (except Seller shall not be credited for the amount of the Brackets TI/LC Amount held in a reserve account and assigned to Purchaser pursuant to Section 6.5(a) above), as certified in writing by Existing Lender, in such account as of the Apportionment Date. In the event that any amounts held in any reserves, impounds or escrow accounts under the Existing Loan cannot be assigned to Purchaser, then such amounts shall be liquidated and disbursed to Seller at Closing.

13.10         Post-Closing True-Up. Except as provided below, on the date which is ninety (90) days following the Closing, Seller and Purchaser shall make a final determination of the apportionments required hereunder (the “True-up”), and within ten (10) business days of the True-up, Seller or Purchaser, as the case may be, shall pay to the other the amount as may be required by the True-up. At the True-up, Seller and Purchaser shall recalculate and reapportion any income and expenses (i) which were not apportioned on the Closing Statement because of the unavailability of information, (ii) which were apportioned on the Closing Statement based upon estimated or incomplete information, or (iii) for which errors exist on the Closing Statement.  The True-up shall be final and except as otherwise expressly set forth in this Agreement, there shall be no further adjustment between Seller and Purchaser for income and expenses.

13.11         Gift Certificates. Seller shall provide Purchaser with a credit at Closing for any gift certificates for use at the Real Property in an amount equal to (i) seventy-five percent (75%) of the face amount of all gift certificates outstanding as of the Closing Date plus (ii) one hundred dollars ($100) per room night for any “free room” gift certificates or donated gift certificates as shown on Schedule 13.11 attached hereto (the “Gift Certificate Schedule”), which Gift Certificate Schedule shall be updated by Seller as of Closing.

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ARTICLE XIV

Miscellaneous

14.1         Survival.

(a)          The representations, warranties, covenants and indemnities contained in this Agreement shall be effective as of the Closing Date, and any liability with respect to breach thereof shall survive the Closing for a period of nine (9) months. Except as otherwise expressly provided herein, all claims by either party hereto, whether for amounts due or otherwise, under any provision of this Agreement, must be made in writing to the other party no later than thirty (30) days from the date when the factual basis for such claim became known to the party asserting the claim.

(b)          If Purchaser receives knowledge or notice of any default or potential default by Seller of the representations and warranties set forth in Section 3.14 (and/or any facts or circumstances which might give rise to a claim by Purchaser against Seller for a breach of such representations or warranties, including, without limitation, any notice from Existing Lender of a Pre-Closing Loan Default), then Purchaser shall promptly provide written notice thereof to Seller setting forth in reasonable detail the facts and circumstances of such actual or potential Pre-Closing Loan Default. Purchaser acknowledges and agrees that prior to Seller becoming liable to Purchaser for any breach of any representation and warranty set forth in Section 3.14 with respect to a Pre-Closing Loan Default, Seller shall have the benefit of all notice and cure rights afforded to the “Borrower” under the Existing Loan Documents with respect to any such default, alleged default or event of default.

14.2         Assignment. This Agreement may not be assigned by Purchaser without the prior written consent of Seller, which Seller may grant or deny in its sole and absolute discretion; provided, however that Purchaser shall be permitted to assign this Agreement without the prior consent of Seller to any entity wholly owned and controlled by Purchaser, provided notice thereof and a fully executed copy of the assignment and assumption agreement is given to Seller at least five (5) business days prior to the Closing and such assignee assumes in writing all of Purchaser’s obligations hereunder. Notwithstanding the assumption of this Agreement by such assignee, the Purchaser named herein shall remain liable for all of the Purchaser’s obligations hereunder until the Closing Date and shall not be deemed to be released as a result of such permitted assignment and assumption prior to the Closing Date.

14.3         Consents. If, under this Agreement, the consent of a party is required, the consent shall be in writing and shall be executed by a duly authorized officer or agent.

14.4         Applicable Law. This Agreement shall be governed by the laws of the State of Texas, without resort to the choice of law rules thereof.

14.5         Headings; Exhibits and Schedules. The headings of articles and sections of this Agreement are inserted only for convenience; they are not to be construed as a limitation of the scope of the particular provision to which they refer. All exhibits and schedules attached or to be attached to this Agreement are incorporated herein by this reference.

14.6         Notices. Notices and other communications required by this Agreement shall be in writing and delivered by hand against receipt or sent by recognized overnight delivery service or by certified or registered mail, postage prepaid, with return receipt requested. All notices shall be addressed as follows:

30

If to Purchaser:

THI VI Dallas Mockingbird LLC

c/o Thayer Advisory Group LLC

1997 Annapolis Exchange Parkway, Suite 550

Annapolis, Maryland 21401

Attention: Linda Yau, Managing Director, Development

Telephone: (443) 758-9044

Facsimile: (410) 268-1582

Email: lyau@thayerlodging.com

with a copy to:	Hogan Lovells US LLP 555 Thirteenth Street, N.W. Washington, D.C. 20004 Attention: Carol Weld King, Esq. Telephone: (202) 637-5634 Facsimile: (202) 637-5910 Email: carol.king@hoganlovells.com

If to Seller:	Behringer Harvard Mockingbird Commons, LLC 15601 Dallas Parkway, Suite 600 Dallas, Texas 75001 Attention: Jeff Burns Telephone: 214.655.1600 Facsimile: 214.655.1610

Behringer Harvard Mockingbird Commons, LLC 15601 Dallas Parkway, Suite 600 Dallas, Texas 75001 Attention: Jeff Carter Telephone: 214.655.1600 Facsimile: 214.655.1610

with a copy to:	Jeffer Mangels Butler & Mitchell LLP 1900 Avenue of the Stars, 7th Floor Los Angeles, CA 90067 Attention: David Sudeck, Esq. Telephone: 310.201.3518 Facsimile: 310.712.8566

or to such other address as may be designated by a proper notice. Notices shall be deemed to be effective upon receipt (or refusal thereof) if personally delivered or sent by recognized overnight delivery service or three (3) days following the date of mailing if sent by certified mail.

14.7         Limitation on Liability. Seller shall have no liability for the breach of any representation, warranty, covenant indemnity or other obligation expressly stated to survive the Closing hereunder unless and until the aggregate amount of Purchaser’s out-of-pocket damages and expenses directly resulting from such breaches exceeds one-quarter of one percent (0.25%) of the Purchase Price. In no event will Seller be liable to Purchaser for any damages to the Purchaser in excess of the sum of four percent (4%) of the Purchase Price.

31

14.8         Waiver. The failure of either party to insist on strict performance of any of the provisions of this Agreement or to exercise any right granted to it shall not be construed as a relinquishment or future waiver; rather, the provision or right shall continue in full force. No waiver of any provision or right shall be valid unless it is in writing and signed by the party giving it.

14.9         Partial Invalidity. If any part of this Agreement is declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such portion had never existed, unless this construction would operate as an undue hardship on Seller or Purchaser or would constitute a substantial deviation from the general intent of the parties as reflected in this Agreement.

14.10         Entire Agreement. This Agreement, together with the other writings signed by the parties and incorporated by reference and together with any instruments to be executed and delivered under this Agreement, constitutes the entire agreement between the parties with respect to the purchase and sale of the Property and supersedes all prior oral and written understandings. Amendments to this Agreement shall not be effective unless in writing and signed by the parties hereto.

14.11         Time is of the Essence. Time is of the essence with respect to performance of all obligations under this Agreement.

14.12         Waiver of Jury Trial. Seller and Purchaser each hereby waives any right to jury trial in the event any party files an action relating to this Agreement or to the transactions or obligations contemplated hereunder.

14.13         Counterparts. This Agreement may be executed in any number of original, facsimile or PDF counterparts which, when taken together, shall constitute a single, binding instrument.

14.14         Brokerage. Purchaser and Seller represent to each other that no broker or consultant acting on its behalf brought about this transaction. Each of the parties hereto agrees to indemnify, defend and hold the other harmless from claims made by any broker, attorney or finder claiming through such party for a commission, fee or compensation in connection with this Agreement or the sale of the Property hereunder. The provisions of this Section 14.14 shall survive Closing.

14.15         Time for Performance. If the date for the performance of any obligation, or the giving of any notice, by Seller or Purchaser hereunder falls upon a Saturday, Sunday or legal holiday recognized by the United States government, then the time for such performance or notice shall be extended until the next business day.

32

14.16         No Public Disclosure. Prior to Closing, Seller and Purchaser agree to keep this Agreement confidential and not disclose or make any public announcements with respect to the subject matter hereof without the reasonable approval of the other party; provided, however, that Purchaser shall be permitted to provide a copy of this Agreement to Purchaser’s Permitted Outside Parties and Seller shall be permitted to provide a copy of this Agreement to its members in connection with Seller’s obligations under Section 6.8(a). In addition, prior to Closing, all press releases or other dissemination of information to the media or responses to requests from the media for information relating to the transaction contemplated herein shall be subject to the prior written consent of Purchaser and Seller.

14.17         Recordation. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

33

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date indicated below.

SELLER

WITNESS:	BEHRINGER HARVARD MOCKINGBIRD COMMONS, LLC,
a Delaware limited liability company

By:
Name:
Date:	Its:

PURCHASER

THI VI DALLAS MOCKINGBIRD LLC,
a Delaware limited liability company

By:
Name:
Date:	Its:

34

EXHIBITS AND SCHEDULES

A	Legal Description of Land
B	List of Service Contracts
C	List of Space Leases
D	List of Rooms Agreements
E	Purchase Price Allocation
F	Form of Escrow Instructions For Deposit
G	Existing Loan Documents
H	List of Equipment Leases
J	Due Diligence Materials
K	Form of Deed
L	Form of Bill of Sale
M	Form of Assignment of Permits and Licenses
N	Form of Assignment of Service Contracts, Rooms Agreements and Equipment Leases
O	Form of Assignment of Space Leases and Brackets Lease
P	Form of Assignment of Consulting Agreement
6.1(b)	Capital Expenditures
13.11	Gift Certificates

EXHIBIT A

Legal Description of Land

THE REAL PROPERTY REFERRED TO HEREIN IS ALL THAT CERTAIN REAL PROPERTY LOCATED IN THE CITY OF DALLAS, COUNTY OF DALLAS, STATE OF TEXAS DESCRIBED AS FOLLOWS:

TRACT I:

Unit *, of M CENTRAL MASTER CONDOMINIUM, a Condominium regime in the City of Dallas, Dallas County, Texas, according to the Declaration filed for record on September 16, 2005, and recorded in Volume 2005182, Page 111, Real Property Records, Dallas County, Texas, and affected by First Amendment recorded under Clerk’s File No. 200600480560, Real Property Records, Dallas County, Texas, and affected by Second Amendment recorded under Clerk’s File No. 20070028530, Real Property Records, Dallas County, Texas, together with an undivided interest in the General Common Elements as described in and allocated pursuant to said Declaration, and together with the exclusive use of the Limited Common Elements appurtenant thereto, all as described in said Declaration.

Unit *

Hotel Unit

Retail Unit

Hotel Room Unit 1

Hotel Room Unit 2

Hotel Room Unit 3

Hotel Room Unit 4

(Without any representation or warranty by Seller, Seller is informed and believes that Hotel Room Units 1-4 were originally described as Hotel Room Units 1-17 in the M Central Master Condominium Declaration. The foregoing statement is for informational purposes only, and shall not be included in the legal description attached to the Deed or any other documents delivered at Closing.)

TRACT II

Unit *, of M CENTRAL RESIDENCES, a Condominium regime in the City of Dallas, Dallas County, Texas, according to the Declaration filed for record on September 16, 2005, and recorded in Volume 2005182, Page 204, Real Property Records, Dallas County, Texas, and affected by First Amendment recorded under Clerk’s File No. 200600480562, Real Property Records, Dallas County, Texas, and affected by Second Amendment recorded under Clerk’s File No. 20070028529, Real Property Records, Dallas County, Texas, together with an undivided allocated percent interest in the Residential General Common Elements as described in and allocated pursuant to said Declaration, and together with the exclusive use of the Residential Limited Common Elements appurtenant thereto, all as described in said Declaration.

Unit *

Penthouse in Hotel Tower

Exhibit A 1

EXHIBIT B

List of Service Contracts

Service Provider	Service Name
ACFN ATM	ATM Provider
Advent	Telephone Switch Maintenance
Aquarium Environments	Fish Tank Maintenance
Vingcard – Elsafe – Ving	Guest Key Machine Support
AT&T Superclick	Guest Internet Support
Avero	POS Data Interface
Brinks	Armored Car Service
Cintas	Uniform Rental – Engineering
Dallas Janitorial	Kitchen Cleaning
ECOtality	Electric Vehicle Charging Stations
Eleven Wireless	Wireless Guest Internet Provider/Payment Collection
Fintech	Alcoholic Beverage Payment Processor
GEMS	Mini Bar Software System
Gray V	Background Music
Guestware	Customer Relationship Management System
IDEA’s	Yield Management System
Infor – Epitome – PMS	Property Management System
Lodgenet – Free to Guest	Free to Guest Television
Lodgenet – Pay Per View	Pay Per View Television
Open Table	Restaurant Reservation Service
Otis Elevator	Elevator Maintenance
Pegasus	Travel Agent Payment Processing
Radiant – Aloha – POS	Restaurant Point of Sale System
Reliant	Electricity Provider
SDD Jazz Fusion – Telemanager	Telephone Profitability System
Signature Garment Care – Room Linen	Hotel and Guest Linen/Cloth Washing Service
Signature Garment Care – F & B Linen	F & B Linen Service
Swank – PSAV	On Site Audio Visual Service Provider
Telepacific	Admin/Guest Internet Provider
XO Communications	Admin/Guest Internet Provider

Exhibit B 1

EXHIBIT C

List of Space Leases

Audali, Inc., f/k/a/ Optix Eye Care and Gallery, P.A. and Linda Fain Hatton, O.D., P.A.

•	Retail Lease dated May 8, 2009 by and between Behringer Harvard Mockingbird Commons, LL
•	Assignment and Assumption of Lease dated August 17, 2009 by and between Behringer Harvard Mockingbird Commons, LLC, a Delaware limited liability company (“Landlord”) and Optix Eye Care and Gallery, P.A., a Texas professional Association f/k/a Linda Fain Hatton, O.D., P.A. (“Assignor”) and Audali, Inc., a Texas corporation (“Assignee”)
•	Consent to Sublease dated August 17, 2009 by and between Behringer Harvard Mockingbird Commons, LLC, a Delaware limited liability company (“Landlord”) and Audali, Inc., a Texas corporation (“Sublessor”) and Optix Eye Care and Gallery, P.A., a Texas professional association (“Sublessee”)
•	Sublease Agreement dated August 17, 2009 by and between Audali, Inc. a Texas corporation (“Sublessor”) and Linda Fain Hatton, OD, PA (“Sublessee”)
•	Notice of Lease Term dated September 16, 2009 by and between Behringer Harvard Mockingbird Commons, LLC, a Delaware limited liability company (“Landlord”) and Audali, Inc., a Texas corporation (“Tenant”)

DD+JJ Productions, LLC d/b/a Salon Pompeo

•	Retail Lease dated September 4, 2008 by and between Behringer Harvard Mockingbird Commons LLC, a Texas limited liability company (“Landlord”) and DD+JJ Productions, a Texas limited liability company (“Tenant”)

•	First Amendment to Retail Lease dated March 2, 2012 by and between Behringer Harvard Mockingbird Commons, LLC, a Delaware limited liability company f/k/a Behringer Harvard Mockingbird Commons LP, a Texas limited partnership (“Landlord”) and DD+JJ Productions, LLC, a Texas limited liability company dba Salon Pompeo (“Tenant”) and joined by Deanna Dipizio Johnson (“Guarantor”)

Exhale Enterprises VIII, Inc.

•	Retail Lease dated October 7, 2005 by and between Behringer Harvard Mockingbird Commons LP, a Texas limited partnership (“Landlord”) and Exhale Enterprises VIII, Inc., a Delaware corporation (“Tenant”)
•	First Amendment to Retail Lease dated September 3, 2008 by and between Behringer Harvard Mockingbird Commons, LLC, a Texas limited liability company (“Landlord”) and Exhale Enterprises VIII, Inc., a Delaware corporation (“Tenant”)
•	Second Amendment to Retail Lease dated September ___, 2010, by and between Behringer Harvard Mockingbird Commons, LLC, a Delaware limited liability company f/k/a Behringer Harvard Mockingbird Commons LP, a Texas limited partnership (“Landlord”) and Exhale Enterprises VIII, Inc., a Delaware corporation (“Tenant”)

Exhibit C 1

Mint Dentistry

•	Retail Lease dated April 10, 2009 by and between Behringer Harvard Mockingbird Commons, LLC, a Delaware limited liability company (“Landlord”) and Mint Dentistry, PLLC, a Texas professional limited liability company (“Tenant”)
•	First Amendment to Lease Agreement dated July 8, 2009 by and between Behringer Harvard Mockingbird Commons, LLC, a Delaware limited liability company (“Landlord”) and Mint Dentistry, PLLC, a Texas professional limited liability company (“Tenant”)

Rooftop Leases:

T-Mobile

•	Rooftop Lease with Option by and between Maharishi School of Vedic Science, Predecessor in Interest to Behringer Harvard Mockingbird Commons, LLC, a Delaware limited liability company (“Landlord”) and T-Mobile West, LLC (formerly Cook Inlet/VoiceStream PCS, LLC) (“Tenant”)

GTP Acquisition Partners III, LLC

•	Master Rooftop Lease Agreement dated September 30, 2009 by and between Behringer Harvard Mockingbird Commons, LLC successor in interest to Behringer Harvard Mockingbird Commons, LP acting by and through HPT Management Services, LP, its property manager (“Landlord”) and GTP Acquisition Partners III, LLC a Delaware limited liability company (“Tenant”)
•	Site License Agreement (part of Master Rooftop Agreement) dated October 6, 2009 by and between GTP Acquisition Partners III, LLC, a Delaware limited liability company (“Lessor”) and Clear Wireless, LLC, a Nevada limited liability company (“Lessee”)
•	First Amendment to Site License Agreement (part of Master Rooftop Agreement) dated June 30, 2010 by and between GTP Acquisition Partners II, LLC, a Delaware limited liability company (“Lessor”) and Clear Wireless, LLC, a Nevada limited liability company (“Lessee”)
•	Second Amendment to Site License Agreement (part of Master Rooftop Agreement) dated March 14, 2013 by and between GTP Acquisition Partners III, LLC, a Delaware limited liability company (“Lessor”) and Clear Wireless, LLC, a Nevada limited liability company (“Lessee”)
•	Lease Extension Letter dated January 9, 2013 by and between Behringer Harvard Mockingbird Commons, LLC successor in interest to Behringer Harvard Mockingbird Commons, LP acting by and through HPT Management Services, LP, its property manager (“Landlord”) and GTP Acquisition Partners III, LLC a Delaware limited liability company (“Tenant”)

2

EXHIBIT D

List of Rooms Agreements

None.

Exhibit D 1

EXHIBIT E

Purchase Price Allocation

Personal Property	$1,000,000
Intangibles	$6,200,000
Real Property	$40,800,000

Exhibit E 1

EXHIBIT F

Form of Escrow Instructions For Deposit

__________, 2014

Jennifer D. Panciera

First American Title Insurance Company

633 Third Avenue,

New York, New York 10017

jpanciera@firstam.com

Re:	Deposit under Purchase and Sale Agreement (the "Agreement") dated May __, 2014, by and between Behringer Harvard Mockingbird Commons LLC ("Seller") and THI VI Dallas Mockingbird LLC ("Purchaser")

Ms. Panciera:

Purchaser and Seller have entered into the Agreement pursuant to which Purchaser agrees to purchase the hotel and retail space located at 5300 and 5330 East Mockingbird Lane, Dallas, Texas, all as more particularly set forth in the Agreement. In accordance with the Agreement, Purchaser is delivering herewith cash in the amount of One Million and No/100ths Dollars ($1,000,000.00) (which, along with any interest earned thereon, or any additional cash, is hereinafter referred to as the "Deposit"). You are to hold the Deposit in escrow and deliver it to Seller or Purchaser in accordance with these instructions.

If, prior to __________, 20141, you receive a notice from Purchaser stating that it is terminating the Agreement, you shall immediately return the Deposit to Purchaser. If, at any time after such date, you receive a written statement from Seller ("Seller's Notice") stating that (i) Purchaser is in default under the Agreement, and (ii) a copy of Seller's Notice has been delivered to Purchaser, you shall, on the fifth (5th) day after receipt of Seller's Notice, deliver the Deposit (by delivering cash, certified check or some other form of immediately available funds, if the Deposit was made in cash, or by delivering the letter of credit if the Deposit was made by letter of credit) to Seller, at 15601 Dallas Parkway, Suite 600, Dallas, Texas, 75001, Attention: Jeff Burns, or such other address as Seller may request, except that if you receive written notice from Purchaser or Purchaser's counsel within four (4) days after receipt of Seller's Notice that Purchaser disputes Seller's right to receive the Deposit and directs you not to make the foregoing delivery, you shall not deliver the Deposit to Seller but shall instead retain the Deposit or, if appropriate, interplead the Deposit in a court of competent jurisdiction.

1            Purchaser and Seller to jointly provide date to be inserted to Escrow Agent no later than May 29, 2014. Date to be inserted is either (a) 30 days after the date that Seller delivers the Consent Notice to Purchaser or (b) if Seller does not deliver the Consent Notice to Purchaser by the Consent Notice Deadline, and if Seller chooses not to terminate the Agreement in accordance with Section 6.8(a) of the Agreement, 30 days after the Consent Notice Deadline.

Exhibit F 2

If closing occurs under the Agreement, you shall apply the Deposit in accordance with instructions from Purchaser and Seller. If you receive a written statement from Purchaser ("Purchaser's Notice") stating that (A) Purchaser is excused from performing under the Agreement, and that a copy of Purchaser's Notice has been delivered to Seller, or (B) Seller is in default under the Agreement, and that a copy of Purchaser's Notice has been delivered to Seller, you shall, on the fifth (5th) day after receipt of Purchaser's Notice, deliver the Deposit to Purchaser at c/o Thayer Advisory Group LLC, 1997 Annapolis Exchange Parkway, Suite 550, Annapolis, Maryland 21401, Attention: Linda Yau, except that if you receive written notice from Seller or Seller's counsel within four (4) days after receipt of Purchaser's Notice that Seller disputes Purchaser's right to receive the Deposit and directs you not to make the foregoing delivery, you shall not deliver the Deposit to Purchaser but shall instead retain it or, if appropriate, interplead the Deposit in a court of competent jurisdiction.

You are not to disclose to any person (other than the parties hereto, their employees, agents or independent contractors) any information about the Agreement or its existence or this letter of instructions (except if requested by either party or as may be required by court in any litigation or by law).

If the Deposit (or a portion thereof) is made in cash, you are to maintain the Deposit in a federally-insured interest-bearing account in a financial institution in the Washington, D.C. metropolitan area, and all interest accruing thereon shall be paid to the party entitled to the Deposit under the terms of the Agreement. However, whether the Deposit be cash or a letter of credit, we understand that you assume no responsibility for, nor will we hold you liable for, any loss accruing due to bank failure and/or takeover by a federal regulatory agency, or which arises solely from the fact that the escrow amount exceeds One Hundred Thousand Dollars ($100,000) and that the excess amount is not insured by the Federal Deposit Insurance Corporation. Nor shall you be required to institute legal proceedings of any kind pursuant to these instructions, nor be required to defend any legal proceedings which may be instituted against you with respect to the subject matter of these instructions unless you are requested to do so by Purchaser or Seller and arrangements reasonably satisfactory to you have been made to indemnify you against the cost and expense of such defense by the party making such request. If any dispute shall arise with respect to these instructions, whether such dispute arises between the parties hereto or between the parties hereto and other persons, you may interplead such disputants. Escrow Agent shall be responsible only for the performance of such duties as are strictly set forth herein and in no event shall Escrow Agent be liable for any act or failure to act under the provisions of this letter except where such action or inaction is the result of Escrow Agent's willful misconduct or negligence.

Seller and Purchaser each hereby agrees to indemnify you and hold you harmless against any loss, liability or damage (including the cost of litigation and reasonable counsel fees) incurred in connection with the performance of your duties hereunder except as a result of your willful misconduct or negligence.

Exhibit F 3

Please indicate your agreement to comply with the foregoing instructions by executing at least two copies of this letter and returning one to Purchaser's counsel and one to Seller's counsel.

Very truly yours,

SELLER

WITNESS/ATTEST:	BEHRINGER HARVARD MOCKINGBIRD COMMONS LLC

By:
Name:
Its:

PURCHASER

THI VI DALLAS MOCKINGBIRD LLC

By:
Name:
Its:

ACKNOWLEDGED AND AGREED:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Its:

Exhibit F 4

EXHIBIT G

Existing Loan Documents

•	Promissory Note

•	Deed of Trust, Fixture Filing, Assignment of Rents and Security Agreement

•	Assignment of Leases and Rents

•	Indemnity, Guaranty and Suretyship Agreement

•	Hazardous Substances Indemnity Agreement

•	Subordination Agreement

•	Liquor License Agreement

•	Collateral Assignment and Subordination and Nondisturbance of Hotel Operating Agreement

Exhibit G 1

EXHIBIT H

List of Equipment Leases

Equipment Leases

•	Pitney Bowes Global Financial Services Lease Agreement dated 6/3/2010
•	IKON Financial Services Lease Agreement dated 12/4/2009 – Please note, this Agreement has now expired but continues on a MTM basis

Vehicle Leases

•	Sewell Lexus Retail Lease Agreement dated December 20, 2011 for a 2012 Lexus Model GX460

Exhibit H 1

EXHIBIT J

Due Diligence Materials

1)	Audited historical financial statements

2)	Historical separate hotel and restaurant P&Ls (currently only have consolidated)

3)	YE 2012 STR Report

4)	Latest 2014 reforecast

5)	2014 operating, marketing and capital plans

6)	2014 CAM budget

7)	Real estate and personal property tax bills for the past two years

8)	Utility bills for the past two years

9)	Historical Exhale Spa Gross Sales since 2008 (or rent reconciliation)

10)	Historical insurance bills for retail

11)	Historical utility bills for retail

12)	Historical real estate tax bills for retail

13)	Historical capex spend. Future capital expenditures budget (if available)

14)	New guestroom renovation design concept and cost estimates

15)	Restaurant and bar renovation design concept and cost estimates

16)	Copy of all trademarks, trade names, and copyrights

17)	Existing appraisal, environmental, asbestos, mechanical, soil, physical or other reports, studies or surveys prepared within the past three years

18)	Recent survey, title insurance policy and evidence of zoning compliance.

19)	Copy of as-built plans and specifications. Full retail floor plans

20)	Copy of any collective bargaining or other related agreements, employment contracts and an employee census

21)	Copy of all contracts, leases, license agreements, service or equipment agreements, permits, marketing contracts and any instruments that Buyer is expected to assume

Exhibit J 1

22)	Copy of all zoning and use permits, development rights, certificates of occupancy, elevator permits and licenses, liquor licenses and any other permits or authorizations required for the current uses or future development of the Property

23)	Complete list of advance reservations, room contract agreements, group room booking and catering pace reports

24)	Guest Room Control Log

25)	Summary of pending litigation

26)	General liability claims and schedule of claims including worker's compensation

27)	Organizational chart

28)	Insurance loss history report for past five years

29)	Recent health, fire, building, and elevator inspection reports

30)	Loan documents

31)	2013 and latest pace reports for group and catering

Exhibit J 2

EXHIBIT K

Form of Special Warranty Deed

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

SPECIAL WARRANTY DEED

STATE OF TEXAS	§
§
COUNTY OF ____________	§

________________________, a _____________________ ("Grantor"), whose mailing address is _____________________________________________, for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged from ______________________, a _________________ ("Grantee"), whose mailing address is ______________________________, has GRANTED, SOLD AND CONVEYED, and by these presents does GRANT, SELL AND CONVEY, unto Grantee, the following described property:

(i)	That certain real property in _________ County, Texas, which is described on Exhibit A attached hereto and incorporated herein by reference (the "Land");

(ii)	All buildings, structures, utility lines, utility facilities, utility improvements, street and drainage improvements, and other improvements of any kind or nature located in, on, or under the Land (all of the foregoing being referred to herein collectively as the "Improvements"); and

(iii)	All appurtenances benefiting or pertaining to the Land or the Improvements, including, without limitation, all of Grantor's right, title, and interest in and to all development and utility rights and permits benefiting the Land and all streets, alleys, rights-of-way, or easements adjacent to or benefiting the Land, and all strips or pieces of land abutting, bounding, or adjacent to the Land (all of the foregoing being referred to herein collectively as the "Appurtenances").

The Land, Improvements and Appurtenances are collectively referred to herein as the "Property".

Exhibit K 1

TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances thereto in anywise belonging unto Grantee, and Grantee's successors or assigns, forever; and, subject to all of the matters set forth or referred to herein, Grantor does hereby bind itself and its successors to WARRANT AND FOREVER DEFEND all and singular the Property unto Grantee, Grantee's successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof, by, through or under Grantor, but not otherwise; provided, however that this conveyance is made by Grantor and accepted by Grantee subject to: (a) all of the title exceptions revealed in or by the recorded documents affecting the Property; (b) all matters that would be shown on an accurate survey or by an inspection of the Property; and (c) all standby fees, taxes and assessments by any taxing authority for the current and all subsequent years, and all liens securing the payment of any of the foregoing.

EXECUTED AND DELIVERED the ____ day of ___________, 2014.

GRANTOR:

By:
Name:
Title:

Exhibit K 2

ACKNOWLEDGMENT

STATE OF TEXAS	§
§
COUNTY OF ____________	§

This instrument was acknowledged before me on ____________, 2014, by ________________, _______________________ of ___________________, the ____________________ of __________________________, a ___________________ on behalf of said ________________.

________________________________
Notary Public for the State of Texas

Grantee's Address:

__________________________
__________________________
__________________________

After Recording, Return to:

__________________________
__________________________
__________________________

Exhibit K 3

EXHIBIT L

Form of Bill of Sale

BILL OF SALE

THIS BILL OF SALE ("Bill of Sale") is made this _____ day of _______, 2014 by _________________, a ______________ ("Seller"), in favor of ______, a _______________ ("Purchaser").

WITNESSETH:

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated as of _________________ (the "Contract") with respect to the sale of the Land identified on Exhibit A attached thereto and the Improvements located thereon. (Any term with its initial letter capitalized and not otherwise defined herein shall have the meaning set forth in the Contract.)

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby absolutely and unconditionally give, grant, bargain, sell, transfer, set over, assign, convey, release, confirm and deliver to Purchaser all of the Personal Property, but specifically excluding the Excluded Personal Property.

THIS ASSIGNMENT IS MADE SUBJECT, SUBORDINATE AND INFERIOR TO THE PERMITTED EXCEPTIONS (AS DEFINED IN THE CONTRACT). EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER SET FORTH IN THE CONTRACT, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO: (A) THE NATURE, QUALITY OR CONDITIONS OF THE PERSONAL PROPERTY, (B) THE SUITABILITY OF THE PERSONAL PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (C) THE COMPLIANCE OF OR BY THE PERSONAL PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (D) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PERSONAL PROPERTY, OR (E) ANY OTHER MATTER WITH RESPECT TO THE PERSONAL PROPERTY. EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER SET FORTH IN THE CONTRACT, PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PERSONAL PROPERTY, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PERSONAL PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER. PURCHASER FURTHER ACKNOWLEDGES AND AGREES, EXCEPT AS SET FORTH IN THE CONTRACT, THAT THE SALE OF THE PERSONAL PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS, WHERE IS" CONDITION AND BASIS "WITH ALL FAULTS."

Exhibit L 1

This Bill of Sale shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of Purchaser and Seller.

This Bill of Sale shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of Texas.

EXECUTED as of the date first written above.

SELLER:

By:
Name:
Its:

PURCHASER:

By:
Name:
Its:

Exhibit L 2

EXHIBIT M

Form of Assignment of Permits and Licenses

ASSIGNMENT AND ASSUMPTION OF PERMITS AND LICENSES

______________, a _____________________ ("Assignor"), for good and valuable consideration, the receipt and sufficiency of which are acknowledged, does hereby transfer, assign and convey unto _______________________________________, a ____________________ ("Assignee"), in accordance with the terms and provisions of that certain Purchase and Sale Agreement dated as of ___________, 2014 (the "Purchase Agreement"), by and between Assignor and Assignee, all Assignor’s right, title and interest in and to the licenses and permits listed on Exhibit A attached hereto (collectively, the "Permits") relating to the "Hotel Palomar Dallas" located at 5300 and 5330 East Mockingbird Lane, Dallas, Texas and more particularly described in the Purchase Agreement (the "Property").

Assignee hereby accepts and assumes and agrees to pay, perform and fulfill, from and after the date hereof, all of the obligations of Assignor under each of such Permits which first arise or accrue on or after the date hereof, which obligations relate to the periods on or after the date hereof, but excluding any obligations accruing prior to the date hereof and excluding any obligations which relate to the period prior to the date hereof. Assignee covenants and agrees to indemnify, hold harmless and defend Assignor from and against any and all claims, suits, judgments, costs, expenses, losses or liabilities (including without limitation reasonable attorneys’ fees and disbursements) suffered or incurred by Assignor and arising out of Assignee’s failure to pay, perform or fulfill any and all such obligations under such Permits first arising or accruing on or after the date hereof.

This Assignment and Assumption shall be binding on and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

This Assignment and Assumption may be executed in counterparts, each of which shall be deemed to be an original, and all of which when taken together constitute one and the same instrument.

Exhibit N 1

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment and Assumption as of this ____ day of ____________ 2014.

"Assignor"		,
a

By:
Name:
Title:

"Assignee"		,
a

By:
Name:
Title:

Exhibit N 2

Exhibit A to Exhibit M

PERMITS

Permit Type	Issuer
Occupancy	City of Dallas
Sales and Use Tax	State of Texas
Mixed Beverage	State of Texas
Mixed Beverage Late Hours	State of Texas
Beverage Cartage	State of Texas
Catering	State of Texas
Mini Bar	State of Texas
Liquor	Dallas County
Beer/Wine/Liquor	City of Dallas
Food Products Establishment Central 214 Kitchen	City of Dallas
Food Products Establishment Banquet Kitchen	City of Dallas
Food Products Establishment Central 214 Bar	City of Dallas
Elevator 62138	State of Texas
Elevator 56399	State of Texas
Elevator 62928	State of Texas
Elevator 68609	State of Texas
Boiler 233206	State of Texas
Boiler 233207	State of Texas
Boiler 233208	State of Texas
Boiler 241967	State of Texas
Fire Permit, Flammable and Combustible Liquid	City of Dallas
Swimming Pool Permit	Held by Master Association

Exhibit N 3

EXHIBIT N

Form of Assignment of Service Contracts, Rooms Agreements and Equipment Leases

ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS, ROOMS AGREEMENTS AND EQUIPMENT LEASES

______________, a _____________________ ("Assignor"), for good and valuable consideration, the receipt and sufficiency of which are acknowledged, does hereby transfer, assign and convey unto _______________________________________, a ____________________ ("Assignee"), in accordance with the terms and provisions of that certain Purchase and Sale Agreement dated as of ___________, 2014 (the "Purchase Agreement"), by and between Assignor and Assignee, all Assignor’s right, title and interest in and to (i) the Service Contracts listed on Exhibit A attached hereto, (ii) the Rooms Agreements listed on Exhibit B attached hereto and (iii) the Equipment Leases listed on Exhibit C attached hereto (as such terms are defined in the Purchase Agreement) (the Service Contracts, the Rooms Agreements and the Equipment Leases are collectively referred to herein as the "Assigned Contracts") relating to the "Hotel Palomar Dallas" located at 5300 and 5330 East Mockingbird Lane, Dallas, Texas and more particularly described in the Purchase Agreement (the "Property").

Assignee hereby accepts and assumes and agrees to pay, perform and fulfill, from and after the date hereof, all of the obligations of Assignor under each of such Assigned Contracts which first arise or accrue on or after the date hereof, which obligations relate to the periods on or after the date hereof, but excluding any obligations accruing prior to the date hereof and excluding any obligations which relate to the period prior to the date hereof. Assignee covenants and agrees to hold harmless and indemnify Assignor from and against any and all claims, suits, judgments, costs, expenses, losses or liabilities (including without limitation reasonable attorneys’ fees and disbursements) suffered or incurred by Assignor and arising out of Assignee’s failure to pay, perform or fulfill any and all such obligations under such Assigned Contracts first arising or accruing on or after the date hereof.

This Assignment and Assumption shall be binding on and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

This Assignment and Assumption may be executed in counterparts, each of which shall be deemed to be an original, and all of which when taken together constitute one and the same instrument.

Exhibit N 4

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment and Assumption as of this ____ day of ____________ 2014.

"Assignor"		,
a

By:
Name:
Title:

"Assignee"		,
a

By:
Name:
Title:

Exhibit N 5

EXHIBIT O

Form of Assignment of Space Leases and Brackets Lease

ASSIGNMENT AND ASSUMPTION OF SPACE LEASES

______________, a _____________________ ("Assignor"), for good and valuable consideration, the receipt and sufficiency of which are acknowledged, does hereby transfer, assign and convey unto _______________________________________, a ____________________ ("Assignee"), in accordance with the terms and provisions of that certain Purchase and Sale Agreement dated as of ___________, 2014 (the "Purchase Agreement"), by and between Assignor and Assignee, all Assignor’s right, title and interest in and to (i) the Space Leases listed on Exhibit A attached hereto and (ii) the Brackets Lease more particularly described on Exhibit B attached hereto (as such terms are defined in the Purchase Agreement) (the Space Leases and the Brackets Lease are collectively referred to herein as the "Assigned Leases") relating to the "Hotel Palomar Dallas" located at 5300 and 5330 East Mockingbird Lane, Dallas, Texas and more particularly described in the Purchase Agreement (the "Property").

Assignee hereby accepts and assumes and agrees to pay, perform and fulfill, from and after the date hereof, all of the obligations of Assignor under each of such Assigned Leases which first arise or accrue on or after the date hereof, which obligations relate to the periods on or after the date hereof, but excluding any obligations accruing prior to the date hereof and excluding any obligations which relate to the period prior to the date hereof (other than the obligation to refund any tenant or other deposits to the extent Assignee actually receives a credit at Closing, for which Assignee shall be and remain fully liable (the "Deposit Refund Obligations"). Assignee covenants and agrees to indemnify, hold harmless and defend Assignor from and against any and all claims, suits, judgments, costs, expenses, losses or liabilities (including without limitation reasonable attorneys’ fees and disbursements) suffered or incurred by Assignor and arising out of Assignee’s failure to pay, perform or fulfill (i) any and all such obligations under such Assigned Leases first arising or accruing on or after the date hereof and (ii) the Deposit Refund Obligations.

This Assignment and Assumption shall be binding on and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

This Assignment and Assumption may be executed in counterparts, each of which shall be deemed to be an original, and all of which when taken together constitute one and the same instrument.

Exhibit O 1

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment and Assumption as of this ____ day of ____________ 2014.

"Assignor"		,
a

By:
Name:
Title:

"Assignee"		,
a

By:
Name:
Title:

Exhibit O 2

EXHIBIT P

Form of Assignment of Consulting Agreement

ASSIGNMENT AND ASSUMPTION OF CONSULTING AGREEMENT

______________, a _____________________ ("Assignor"), for good and valuable consideration, the receipt and sufficiency of which are acknowledged, does hereby transfer, assign and convey unto _______________________________________, a ____________________ ("Assignee"), in accordance with the terms and provisions of that certain Purchase and Sale Agreement dated as of ___________, 2014 (the "Purchase Agreement"), by and between Assignor and Assignee, all Assignor’s right, title and interest in and to the Consulting Agreement (as defined in the Purchase Agreement) relating to the "Hotel Palomar Dallas" located at 5300 and 5330 East Mockingbird Lane, Dallas, Texas and more particularly described in the Purchase Agreement (the "Property").

Assignee hereby accepts and assumes and agrees to pay, perform and fulfill, from and after the date hereof, all of the obligations of Assignor under the Consulting Agreement which first arise or accrue on or after the date hereof, which obligations relate to the periods on or after the date hereof, but excluding any obligations accruing prior to the date hereof and excluding any obligations which relate to the period prior to the date hereof. Assignee covenants and agrees to indemnify, hold harmless and defend Assignor from and against any and all claims, suits, judgments, costs, expenses, losses or liabilities (including without limitation reasonable attorneys’ fees and disbursements) suffered or incurred by Assignor and arising out of Assignee’s failure to pay, perform or fulfill any and all such obligations under the Consulting Agreement first arising or accruing on or after the date hereof.

This Assignment and Assumption shall be binding on and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

This Assignment and Assumption may be executed in counterparts, each of which shall be deemed to be an original, and all of which when taken together constitute one and the same instrument.

Exhibit P 1

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment and Assumption as of this ____ day of ____________ 2014.

"Assignor"		,
a

By:
Name:
Title:

"Assignee"		,
a

By:
Name:
Title:

CONSENT TO ASSIGNMENT

I hereby consent to this Assignment and Assumption this ______ day of ___________, 2014.

J Tesar LLC dba Tesar Restaurant Group
a

By:
Name:
Title:

Exhibit P 2

SCHEDULE 6.1(b)

Capital Expenditures

FF&E and Construction Costs
Lobby	18,525
Entry Hostess	30,760
Bar Area	70,050
Private Dining Room	67,150
Main Dining/Expo	54,500
Side Dining Area	46,480
Kitchen and Bar	29,500
Built in Furnishings	28,475
Permits	4,000
Insurance	1,485
General Conditions (temp partitions)	45,590
Contractors Fee	39,651
Sales Tax	35,984
Total Construction Costs	472,150

Design and Development Costs
Design Fee	25,000
Chairs	15,600
Chairs at Private Dining	7,200
Counter Stools	4,200
Bar Stools	10,500
Decorative Lighting	10,000
Community Tables at Bar	7,700
Community Tables at Main Dining	8,000
Tabletops	10,775
Bar Furnishings	21,308
Private Dining Furnishings	14,450
Kitchen Equipment and Smallwares	150,000
Total Development Costs	284,733

Patio and Lobby Design, FF&E and Construction Costs
Design Fee	10,000
Construction and Furnishings	225,000
Total Patio and Lobby	235,000

Other
Uniforms	30,000
Menu’s	2,500
Collateral	14,000
Web and Menu Design	8,500
Total Other	55,000
Contingency 10%	104,688

Grand Total	1,151,571

Schedule 6.1(b) 1

SCHEDULE 13.11

Gift Certificates

Schedule 13.11 1

Schedule 13.11 2

Schedule 13.11 3

Schedule 13.11 4

Schedule 13.11 5

Schedule 13.11 6

Schedule 13.11 7